                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                      UAL CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             [UAL CORPORATION LOGO]

                                                                  March 22, 2001
DEAR FELLOW OWNER:

    The year 2000 was a difficult one for United as well as the industry. Despite these challenges, we were able to make several significant strategic moves that we believe will profoundly shape our company's future.

    Our biggest news was our announcement of our intention to acquire US Airways, a move that will enable us to provide customers with greater access and more convenient travel opportunities, as well as address the weak link of our otherwise prominent U.S. domestic network. We also launched United NewVentures, a subsidiary of UAL Corporation, which is allowing us to harness considerable e-commerce opportunities and at the same time improve customer service. We made significant developments in the products we offer our premium customers, and we saw Star Alliance grow to give our customers even greater worldwide access.

    As part of our initiative to return cash to stockholders, we declared and paid dividends under our new dividend program.

    In addition, we resolved five of the labor contracts that became amendable with the end of the Employee Stock Ownership Plan allocation period in 2000, and contained costs through our successful fuel hedging program and strategic adjustments to our fleet plan. We continue to work towards a successful conclusion to contract discussions with other key segments of our represented employees. 2000 was not an easy year, but I believe it will be remembered as the year United rose above its challenges and set the course for our successful future.

    On behalf of the Board of Directors, I'm pleased to invite you to the 2001 Annual Meeting of Stockholders. A notice of the 2001 annual meeting and proxy statement follows. You will also find your proxy or voting direction card and the 2000 annual report. I am pleased to inform you that you have three ways to vote your proxy or voting direction card.

    1.  VOTE BY INTERNET at HTTP://WWW.COMPUTERSHARE.COM/US/PROXY

    2. VOTE BY PHONE by using the 1-888 number on your proxy or voting direction card

    3. VOTE BY MAIL, by signing and dating the proxy or voting direction card enclosed in this package and returning it in the postage paid envelope that is provided

    Your vote is important. Please take a moment now to vote, even if you plan to attend the meeting. I encourage you to use the "vote by Internet" option.

                                       Sincerely,

                                       /s/ James E. Goodwin
                                       James E. Goodwin

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

DATE:     Thursday, May 17, 2001
TIME:     10:00 a.m.
PLACE:    The Flagler Ballroom, Conference Level Two
          Four Seasons Resort -- Palm Beach
          2800 South Ocean Boulevard
          Palm Beach, FL 33480

MATTERS TO BE VOTED ON:

1.  Election of the following members of the Board of Directors:

    - Five Public Directors, to be elected by holders of Common Stock

    - Four Independent Directors, to be elected by holders of Class I Junior Preferred Stock

    - One ALPA Director, to be elected by holders of Class Pilot MEC Junior Preferred Stock

    - One IAM Director, to be elected by holders of Class IAM Junior Preferred Stock

    - One Salaried/Management Employee Director, to be elected by holders of Class SAM Junior Preferred Stock

2.  Ratification of appointment of independent public accountants

3.  Two stockholder proposals

4.  Any other matters that may be properly brought before the meeting

                                           Francesca M. Maher
                                           SENIOR VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY

Chicago, Illinois
March 22, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
GENERAL INFORMATION.........................................      3
VOTING RIGHTS AND PROXY INFORMATION.........................      3
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.....................      8
  Directors to be Elected by Common Stock...................      8
  Directors to be Elected by Other Classes of Stock.........      9
CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS.......     12
  Committees................................................     12
  Compensation Committee Interlocks and Insider
    Participation; Certain Relationships and Related
    Transactions............................................     14
  Director Compensation.....................................     15
BENEFICIAL OWNERSHIP OF SECURITIES..........................     16
  Certain Beneficial Owners.................................     16
  Directors and Executive Officers..........................     18
AUDIT COMMITTEE.............................................     20
  General...................................................     20
  Audit Committee Report....................................     20
UAL CORPORATION RELATIVE MARKET PERFORMANCE.................     21
EXECUTIVE COMPENSATION......................................     22
  UAL Corporation Compensation and Compensation
    Administration Committees Report........................     22
  Summary Compensation Table................................     26
  Option Grants in 2000.....................................     27
  Aggregated Option Exercises in 2000 and FY-End Option
    Values..................................................     28
  Pension Plan Table........................................     28
  Employment Contracts and Arrangements.....................     29
PROPOSAL NO. 2 -- APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................     30
  Independent Accountant Fees...............................     30
PROPOSALS 3 AND 4 -- STOCKHOLDER PROPOSALS..................     30
  Proposal No. 3 Concerning Compensation of Directors.......     30
  Proposal No. 4 Concerning Certain Business Combinations...     31
SUBMISSION OF STOCKHOLDER PROPOSALS.........................     32
ANNUAL REPORT...............................................     33
APPENDIX A -- AUDIT COMMITTEE CHARTER.......................    A-1
APPENDIX B -- FINANCIAL INFORMATION.........................    B-1

                                PROXY STATEMENT
                              GENERAL INFORMATION

    This Proxy Statement is furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the annual meeting of stockholders to be held on Thursday, May 17, 2001. This proxy statement and the proxy or voting direction card are being mailed to you approximately
March 22, 2001. "We", "our", "us" and the "company" refers to UAL Corporation.

                      VOTING RIGHTS AND PROXY INFORMATION

HOW DO I VOTE?

  -  VOTE BY INTERNET

    You can vote via the Internet by logging onto WWW.COMPUTERSHARE.COM/US/PROXY and following the prompts using your six digit control number located on your proxy or voting direction card. This vote will be counted immediately and there is no need to send in your proxy or voting direction card.

  -  VOTE BY TELEPHONE

    The telephone voting procedure is simple and fast. Dial the 1-888 number on your proxy or voting direction card and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy or voting direction card.

YOU CAN SAVE OUR COMPANY MONEY IF YOU USE THE VOTE BY INTERNET OR TELEPHONE OPTIONS.

  -  VOTE BY PROXY OR VOTING DIRECTION CARD

    Shares eligible to be voted, and for which a properly signed proxy or direction card is returned, will be voted in accordance with the instructions specified on the proxy or voting direction card. If you do not mark any instructions, your shares will be voted in favor of proposals 1 and 2 and against proposals 3 and 4 for those stockholders holding a proxy; and in favor of proposal 2 and against proposals 3 and 4 for those stockholders holding a voting direction card.

WHO IS ENTITLED TO VOTE?

    You are entitled to vote if our records show that you held your shares at the close of business on March 19, 2001. This date is known as the record date for determining who receives notice of the meeting and who is entitled to vote.

    The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the aggregate and per share votes for shares of each class for all matters on which the shares vote, and the class of directors the class is entitled to elect.

-----------------------------------------------------------------------------------------------
                                     AGGREGATE                        VOTES         VOTING
                         SHARES        NUMBER                          PER            FOR
TITLE OF CLASS         OUTSTANDING    OF VOTES    HOLDERS OF RECORD   SHARE        DIRECTORS
-----------------------------------------------------------------------------------------------
Common Stock           52,906,442    52,906,442   23,529                1       Class elects 5
                                                                                Public
                                                                                Directors
-----------------------------------------------------------------------------------------------
Class P ESOP Voting    6,976,997     29,893,903   1 (ESOP Trustee)     4.28     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class M ESOP Voting    6,262,799     24,009,531   1 (ESOP Trustee)     3.83     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class S ESOP Voting    2,517,911     10,759,995   1 (ESOP Trustee)     4.27     --
  Junior Preferred
  Stock
-----------------------------------------------------------------------------------------------
Class Pilot MEC            1             1        1 (ALPA-MEC)          1       Class elects 1
  Junior Preferred                                                              ALPA Director
  Stock
-----------------------------------------------------------------------------------------------
Class IAM Junior           1             1        1 (IAM)               1       Class elects 1
  Preferred Stock                                                               IAM Director
-----------------------------------------------------------------------------------------------
Class SAM Junior           3             3        2 (SAM Director       1       Class elects 1
  Preferred Stock                                 and Senior Vice               SAM Director
                                                  President-People)
-----------------------------------------------------------------------------------------------
Class I Junior             4             4        4 (Independent        1       Class elects 4
  Preferred Stock                                 Directors)                    Independent
                                                                                Directors
-----------------------------------------------------------------------------------------------

HOW DO ESOP PARTICIPANTS VOTE?

    Special voting rules will apply to ESOP participants who hold voting preferred stock through the ESOP Trustee. ESOP participants may vote by Internet, telephone or mail. Please consult your accompanying materials for information concerning the voting of these shares.

    The P, M and S classes of ESOP voting preferred stock, held by a trust established under a tax-qualified employee stock ownership plan (called the qualified ESOP) that have been allocated to individual participants in the ESOP, will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974 on a confidential pass-through basis. The ESOP Trustee generally is obligated to vote as instructed by the participants to whom the voting preferred stock has been allocated, and the outstanding shares command the entire voting power of each class of voting preferred stock. The Class P voting preferred stock allocated to former employees who were members of ALPA will be voted by the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated or otherwise unvoted shares in this qualified ESOP in proportions directed by participants who give instructions to the ESOP Trustee for these shares. Each participant who is an employee has the right to give directions to the ESOP Trustee in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving directions.

    Shares held by the ESOP Trustee under a non-qualified employee stock ownership plan (called the supplemental ESOP) will be voted as instructed by the administrative committee appointed under the supplemental ESOP. The administrative committee will consider the views of participants concerning the vote, but is not required to take any particular action in response to those views.

WHAT CLASSES OF STOCK VOTE FOR WHICH MATTERS AND WHAT IS THE VOTE REQUIRED?

    The holders of common stock; the P, M and S classes of voting preferred stock; and the Class Pilot MEC, IAM and SAM stocks will vote together as a single class on all items at the annual meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding at the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors. The Class I stock does not vote on any matter other than the election of the Independent Directors (as defined in our restated certificate of incorporation, also called our charter).

    The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the meeting for voting on that matter.

    Under the Delaware General Corporation Law and our charter (1) the affirmative vote of the holders of the shares of capital stock present in person or by proxy at the meeting representing a plurality of the votes cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock, and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve the other matters in this notice of meeting and proxy statement.

HOW DO ABSTENTIONS AND BROKER NON-VOTES WORK?

    Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders (other than the election of directors). This is because abstaining shares are considered present and unvoted, which means they have the same effect as votes against the matter. Abstentions have no effect on the election of directors. Broker non-votes will have no effect on the outcome of the vote on any of the matters presented for your vote and will not be counted for purposes of establishing a quorum.

HOW DOES THE PROXY VOTING PROCESS WORK?

    If the proxy card is voted properly by using the Internet or telephone procedures specified or is properly returned by dating, signing and mailing, the proxy will be voted at the annual meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this notice of annual meeting and proxy statement, which are to come before the annual meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

    If a quorum is not present at the time the annual meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with your vote then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

HOW IS MY PROXY VOTED IF I DO NOT INDICATE HOW TO VOTE?

    If no instructions are indicated, proxies will be voted (1) for the election of directors of the class on which the shares represented by the proxy are entitled to vote, (2) for the appointment of Arthur Andersen LLP, (3) against the stockholder proposal concerning compensation of directors, and (4) against the stockholder proposal concerning certain business combinations.

HOW DO I REVOKE A PROXY?

    Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revoking. A proxy may be revoked by a later proxy delivered using the Internet or telephone voting procedures or by mail to the Secretary. A proxy may also be revoked by written notice mailed to the Secretary. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

HOW ARE PROXIES BEING SOLICITED AND WHO PAYS SOLICITATION EXPENSES?

    Proxies are being solicited by and on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Georgeson Shareholder Communications Inc. to solicit proxies on our behalf. We are paying them a proxy solicitation fee of $7,500 and reimbursing them for reasonable out-of-pocket expenses.

WHAT DO I NEED TO GET INTO THE ANNUAL MEETING?

      -   SHAREHOLDERS OF RECORD

    If you are a shareholder of record on March 19, 2001, you (or your duly appointed proxy holder) are entitled to vote and attend the meeting. Certain procedures have been adopted to ensure that no inconvenience or delays are caused to the company's shareholders when entering the meeting.

    If you are a record holder and do not have an admittance card with you at the meeting, you will be admitted upon verification of ownership at the shareholder's registration desk. The admission ticket is located on the lower portion of your proxy or voting direction card.

      -   SHAREHOLDERS THROUGH INTERMEDIARIES

    Persons who own stock through brokers, trustees, plans or in "street name" and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on March 19, 2001 can obtain admittance cards only at the shareholder's registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement that includes the record date, along with proper identification.

    Requests for proxies or voting direction from brokers, trustees or fiduciaries should be processed as described in the accompanying materials.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Except where you withhold authority, your proxy will be voted at our 2001 Annual Meeting of Stockholders or any adjournments or postponements for the election of the nominee(s) named below for a term of one year and until their successors are duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified, subject to the director's earlier death, retirement or removal. Our Board of Directors expects all nominees named below to be available for election.

DIRECTORS TO BE ELECTED BY COMMON STOCK

PUBLIC DIRECTORS

    Five Public Directors are to be elected by the holders of common stock, par value $.01 per share. Each nominee was previously elected by the holders of the common stock (other than Mr. Farrell) and has served continuously as a public director since the date of his election. The term Public Director is used as defined in our charter.

    If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock will be voted for the person designated by the Board or the appropriate board committee as required by our charter. No person other than our directors is responsible for the naming of nominees.

---------------------------------------------------------------------------------------------
                              (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
NOMINEE                           (2) OTHER BUSINESS AFFILIATIONS           AGE       SINCE
---------------------------------------------------------------------------------------------
Rono J. Dutta         (1)  President (1999) of the company and its           49          1999
                           wholly owned subsidiary, United Air Lines,
                           Inc. Senior Vice President -- Planning
                           (1994-1999).
                      (2)  Trustee, The Marsico Investment Fund
---------------------------------------------------------------------------------------------
James E. Goodwin      (1)  Chairman and Chief Executive Officer (1999),      56          1998
                           President and Chief Operating Officer (1998)
                           of the company and United. Senior Vice
                           President -- North America (1995-1998).
---------------------------------------------------------------------------------------------
W. James Farrell      (1)  Chairman (1996) and Chief Executive Officer       58            --
                           (1995), Illinois Tools Works, Inc.
                           (manufacturing and marketing of engineered
                           components).
                      (2)  Director, Allstate Insurance Company,
                           Illinois Tool Works, Inc., The Quaker Oats
                           Company and Sears, Roebuck & Co.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                              (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
NOMINEE                           (2) OTHER BUSINESS AFFILIATIONS           AGE       SINCE
---------------------------------------------------------------------------------------------
James J. O'Connor     (1)  Chairman and Chief Executive Officer, Unicom      64          1984
                           Corporation (1994-1998) (holding company) and
                           its wholly owned subsidiary, Commonwealth
                           Edison Company (1980-1998) (supplier of
                           electricity).
                      (2)  Director, Corning Incorporated, Smurfit-Stone
                           Container Corporation and Tribune Company.
---------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.  (1)  General Partner, Darwin Capital Partners          58          1990
                           (investment management) (1999) and Managing
                           Member, Development Capital, LLC (investment
                           management) (1997). Managing Director,
                           Gollust, Tierney and Oliver, Inc. (investment
                           banking) (1992-1996)
                      (2)  Director, Liz Claiborne, Inc.
---------------------------------------------------------------------------------------------

DIRECTORS TO BE ELECTED BY OTHER CLASSES OF STOCK

    The following classes of directors are to be elected by the holder of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected by the holders of the applicable class of our stock and has served continuously as a director since the first date of his or her election. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

INDEPENDENT DIRECTORS -- ELECTED BY HOLDERS OF CLASS I STOCK

    Four Independent Directors are to be elected by the four Independent Directors as the holders of our Class I stock. The Independent Director Nomination Committee has nominated each nominee and under a stockholders agreement among the holders of Class I stock, ALPA, the IAM and us, each holder has agreed to vote in favor of the nominees. No person, other than the Independent Director Nomination Committee, is responsible for the naming of nominees.

-------------------------------------------------------------------------------------------
                               (1) PRINCIPAL OCCUPATION OR EMPLOYMENT              DIRECTOR
NOMINEE                            (2) OTHER BUSINESS AFFILIATIONS        AGE       SINCE
-------------------------------------------------------------------------------------------
John W. Creighton, Jr.    (1)  Retired Chief Executive Officer and         68          1998
                               President (1997), Weyerhaeuser Company
                               (forest products). President
                               (1988-1997) and Chief Executive Officer
                               (1991-1997), Weyerhaeuser.
                          (2)  Chairman, Unocal Corporation.
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                               (1) PRINCIPAL OCCUPATION OR EMPLOYMENT              DIRECTOR
NOMINEE                            (2) OTHER BUSINESS AFFILIATIONS        AGE       SINCE
-------------------------------------------------------------------------------------------
Richard D. McCormick      (1)  Chairman Emeritus (1999) and Chairman       60          1994
                               (1992-1999), US WEST, Inc.
                               (telecommunications). President
                               (1986-1998) and Chief Executive Officer
                               (1991-1998), US WEST.
                          (2)  Director, Wells Fargo & Company and
                               United Technologies Corporation.
-------------------------------------------------------------------------------------------
Hazel R. O'Leary          (1)  President and Chief Operating Officer       63          1999
                               (2000), Blaylock & Partners (investment
                               banking). President (1997-2000),
                               O'Leary & Associates (energy services
                               and investment strategy). Secretary
                               (1993-1997), U.S. Department of Energy
                               (government).
                          (2)  Director, The AES Corporation
-------------------------------------------------------------------------------------------
John K. Van de Kamp       (1)  President, Thoroughbred Owners of           65          1994
                               California (trade association) (1996).
                               Of Counsel, Dewey Ballantine (law firm)
                               for the past five years.
-------------------------------------------------------------------------------------------

ALPA DIRECTOR -- ELECTED BY CLASS PILOT MEC STOCK

    One ALPA Director (as defined in our charter) is to be elected by the United Airlines Pilots Master Executive Council, ALPA, the holder of our Class Pilot MEC stock. The ALPA-MEC has nominated and intends to re-elect Frederick C. Dubinsky as the ALPA Director.

---------------------------------------------------------------------------------------------------
                                     (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                DIRECTOR
NOMINEE                                  (2) OTHER BUSINESS AFFILIATIONS        AGE         SINCE
---------------------------------------------------------------------------------------------------
Frederick C. Dubinsky         (1)  Chairman, ALPA-MEC (labor union) (2000).     58             2000
                                   Captain, B747-400, United, for the past
                                   five years.
---------------------------------------------------------------------------------------------------

IAM DIRECTOR -- ELECTED BY CLASS IAM STOCK

    One IAM Director (as defined in our charter) is to be elected by the International Association of Machinists and Aerospace Workers, the holder of our Class IAM stock. The IAM has nominated and intends to re-elect John F. Peterpaul as the IAM Director.

---------------------------------------------------------------------------------------------------
                                     (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                DIRECTOR
NOMINEE                                  (2) OTHER BUSINESS AFFILIATIONS        AGE         SINCE
---------------------------------------------------------------------------------------------------
John F. Peterpaul             (1)  Retired General Vice President, IAM (labor   65           1994
                                   union), for the past five years.
---------------------------------------------------------------------------------------------------

SALARIED/MANAGEMENT EMPLOYEE DIRECTOR--ELECTED BY CLASS SAM STOCK

    One Salaried/Management Employee Director (as defined in our charter) is to be elected by the holders of our Class SAM stock, who are Deval L. Patrick, the Salaried/ Management Employee Director, and William P. Hobgood, our Senior Vice President-People. Mr. Patrick has been nominated for re-election by the "System Roundtable," a body of salaried and management employees of United empowered to review issues relating to us and how those issues effect the salaried and management employees. Under a stockholders agreement among the holders of Class SAM stock and us, each holder has agreed to vote in favor of the System Roundtable nominee.

---------------------------------------------------------------------------------------------------
                                     (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                DIRECTOR
NOMINEE                                  (2) OTHER BUSINESS AFFILIATIONS        AGE         SINCE
---------------------------------------------------------------------------------------------------
Deval L. Patrick              (1)  Executive Vice President and General         44             1997
                                   Counsel, The Coca Cola Company, Inc.
                                   (beverage company) (4/1/01). Vice President
                                   & General Counsel, Texaco Inc. (oil/energy
                                   company) (1999-3/31/01). Partner, Day,
                                   Berry & Howard (law firm) (1997-1999).
                                   Assistant Attorney General, Civil Rights
                                   Division, U.S. Department of Justice (law
                                   enforcement) (1994-1997).
---------------------------------------------------------------------------------------------------

             CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

    Our Board of Directors held a total of 10 meetings in 2000. All directors attended 75 percent or more of the board meetings and board committee meetings of which they were members.

COMMITTEES

    The Board of Directors has Executive, Audit, Compensation, Compensation Administration, CAP, Labor, Independent Director Nomination, Outside Public Director Nomination, Pension and Welfare Plans Oversight and Transaction Committees. Below is a brief description of the functions performed, the number of meetings held and the names of committee members.

----------------------------------------------------------------------------
                                                               MEETINGS IN
              NAME AND FUNCTIONS OF COMMITTEE                      2000
----------------------------------------------------------------------------
EXECUTIVE                                                           2

- authorized to exercise the powers of the Board in
  management of our business and affairs, with certain
  exceptions
- responsible for safety and security oversight for United
- reviews Board effectiveness and oversees compensation
  arrangements for non-employee directors
- administers the directors plan
- reviews management succession planning for certain senior
  positions
- acts as a search committee and recommends to Board
  appointment of a successor CEO (requires four votes,
  excluding Mr. Goodwin)
----------------------------------------------------------------------------
AUDIT                                                               2

- reviews and discusses with management and independent
  auditors our annual financial statements prior to
  publication, financial reporting practices and results of
  annual external audit
- reviews work of the independent auditors, scope of annual
  external audit and the auditor's independence
- makes annual recommendations to our Board for appointment
  of independent public accountants for the coming year
- reviews the effectiveness of our financial and accounting
  functions, organization, operations and management and
  adequacy of internal accounting controls
- reviews major accounting policies and significant
  judgments affecting the financial statements
- establishes and reviews the adequacy of our code of
  business conduct and corporate compliance programs
- reviews and reassesses adequacy of this committee's
  charter on an annual basis
----------------------------------------------------------------------------

----------------------------------------------------------------------------
                                                               MEETINGS IN
              NAME AND FUNCTIONS OF COMMITTEE                      2000
----------------------------------------------------------------------------
COMPENSATION                                                        7

- reviews and approves compensation and benefits of our
  officers
- reviews general policy matters relating to compensation
  and benefits of our non-union employees
- administers our equity incentive compensation plans,
  except for responsibilities reserved for the Compensation
  Administration Committee
----------------------------------------------------------------------------
COMPENSATION ADMINISTRATION                                         7

- administers our stock option plans and executive
  compensation programs to the extent these functions cannot or are not appropriate to be performed by the Compensation
  Committee in light of any provision of the Internal
  Revenue Code, securities laws or other applicable laws or
  regulations
----------------------------------------------------------------------------
CAP                                                                 1

- oversees implementation of our Competitive Action Plan to
  improve United's competitiveness on short-haul routes
  under which United Shuttle-Registered Trademark- was
  established
- approves on our behalf any modifications to the
  Competitive Action Plan, other than those matters reserved to the Labor Committee
- approves modifications to Salaried and Management Employee
  Investment (as defined in our charter) (vote must include
  two union directors and all Outside Public Directors, as
  defined in our charter)
----------------------------------------------------------------------------
LABOR                                                               11

- reviews and approves the entering into of, and
  modifications and amendments to, collective bargaining
  agreements to which we are a party, with certain
  exceptions
----------------------------------------------------------------------------
INDEPENDENT DIRECTOR NOMINATION                                     2

- nominates candidates to become Independent Director
  members of the Board
- fills vacancies in Independent Director positions
- appoints Independent Directors to serve on Board
  Committees (nominations and appointments require vote of
  majority of Independent Directors plus one union director)
----------------------------------------------------------------------------
OUTSIDE PUBLIC DIRECTOR NOMINATION                                  6

- nominates candidates to become Outside Public Director
  members of the Board
- fills vacancies in Outside Public Director position
- appoints Outside Public Directors to serve on Board
  Committees
----------------------------------------------------------------------------

----------------------------------------------------------------------------
                                                               MEETINGS IN
              NAME AND FUNCTIONS OF COMMITTEE                      2000
----------------------------------------------------------------------------
PENSION AND WELFARE PLANS OVERSIGHT                                 2

- oversees our compliance with laws governing employee
  benefit plans that we maintain
----------------------------------------------------------------------------
TRANSACTION                                                         0

- evaluates and advises the Board on any proposed merger or
  consolidation of us with or into, the sale, lease or
  exchange of all or substantially all of our property or
  assets to, or a significant business transaction with, any
  Labor Affiliate (as defined in our charter)
----------------------------------------------------------------------------

                                               COMMITTEE MEMBERSHIP

                                                                                                         OUTSIDE
                                                                               INDEPENDENT                PUBLIC
                                                          COMP                  DIRECTOR                 DIRECTOR
                        AUDIT       CAP        COMP      ADMIN     EXECUTIVE   NOMINATION     LABOR     NOMINATION
------------------------------------------------------------------------------------------------------------------
John W. Creighton,
  Jr.                     x                     x          x                       Ch           x
------------------------------------------------------------------------------------------------------------------
Frederick C. Dubinsky                x          x                     x            x
------------------------------------------------------------------------------------------------------------------
Rono J. Dutta
------------------------------------------------------------------------------------------------------------------
James E. Goodwin                     x          x                     Ch                        Ch
------------------------------------------------------------------------------------------------------------------
Richard D. McCormick      x                     Ch         Ch         x            x
------------------------------------------------------------------------------------------------------------------
John F. McGillicuddy      x          x                                x                                     x
------------------------------------------------------------------------------------------------------------------
James J. O'Connor         x          x          x          x                                                Ch
------------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary          x          x                                             x
------------------------------------------------------------------------------------------------------------------
Deval L. Patrick                                x                                  x
------------------------------------------------------------------------------------------------------------------
John F. Peterpaul                    x          x                     x            x
------------------------------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.      Ch         x                                                          x           x
------------------------------------------------------------------------------------------------------------------
John K. Van de Kamp       x          Ch                               x            x

                        COMMITTEE MEMBERSHIP
                        PENSION
                           &
                        WELFARE
                         PLANS
                       OVERSIGHT   TRANSACTION

John W. Creighton,
  Jr.                                   x
----------------------------------------------------------
Frederick C. Dubinsky     x
-----------------------------------------------------------------------
Rono J. Dutta             x
------------------------------------------------------------------------------------
James E. Goodwin
-------------------------------------------------------------------------------------------------
Richard D. McCormick      x             x
--------------------------------------------------------------------------------------------------------------
John F. McGillicuddy                   Ch
------------------------------------------------------------------------------------------------------------------
James J. O'Connor         x             x
------------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary          x             x
------------------------------------------------------------------------------------------------------------------
Deval L. Patrick          Ch
------------------------------------------------------------------------------------------------------------------
John F. Peterpaul         x
------------------------------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.                    x
------------------------------------------------------------------------------------------------------------------
John K. Van de Kamp       x             x

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Key:  x  =  Current Committee Assignment

      Ch =  Chairman
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Goodwin and Capt. Dubinsky serve on the Compensation Committee, but not the Compensation Administration Committee. Mr. Goodwin and Capt. Dubinsky are employees of ours. Capt. Dubinsky is also the Chairman of the ALPA-MEC and an officer of ALPA. ALPA and we are parties to a collective bargaining agreement for our pilots represented by ALPA.

DIRECTOR COMPENSATION

    We do not pay directors who are employees of the company additional compensation for their services as directors. In 2000, compensation for non-employee directors included the following:

    - annual retainer of $18,000

    - $900 for each board and board committee meeting attended

    - annual retainer of $2,700 to committee chairmen (other than chair of Compensation Administration Committee)

    - expenses of attending board and committee meetings

    - 400 shares of common stock each year

    - 189 deferred stock units representing common stock each year

    Under our stock ownership guidelines, our directors are to keep the 400 shares while they are on the Board. They may also elect to receive some or all of their cash retainers and fees in common stock, as well as defer their stock and cash compensation for tax purposes. The deferred stock units are unfunded and are not settled until after he or she leaves the Board.

    We consider it important for our directors to understand our business and have exposure to our operations and employees. For this reason, we provide free transportation and free cargo shipment on United to our directors and their spouse and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

    The cost of this policy in 2000 for each director, including cash payments made in January 2001 for income tax liability, was as follows:

---------------------------------------------------------------------------------------
NAME                              COST($)    NAME                              COST($)
---------------------------------------------------------------------------------------
John W. Creighton, Jr.              6,889    James J. O'Connor                  47,217
---------------------------------------------------------------------------------------
Frederick C. Dubinsky              51,003    Hazel R. O'Leary                    2,124
---------------------------------------------------------------------------------------
Rono J. Dutta                      41,253    Deval L. Patrick                   63,958
---------------------------------------------------------------------------------------
James E. Goodwin                    1,688    John F. Peterpaul                   8,393
---------------------------------------------------------------------------------------
Richard D. McCormick               51,967    Paul E. Tierney, Jr.               75,906
---------------------------------------------------------------------------------------
John F. McGillicuddy               25,155    John K. Van de Kamp                31,338
---------------------------------------------------------------------------------------

                       BENEFICIAL OWNERSHIP OF SECURITIES

CERTAIN BENEFICIAL OWNERS

    The following table shows the number of shares of our voting securities owned by any person or group known to us as of March 19, 2001, to be the beneficial owner of more than 5% of any class of our voting securities.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  PERCENT OF
                                                                                                                    TOTAL
                                                                                AMOUNT AND                        VOTING POWER
                                                                                  NATURE                          OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL                                                OF BENEFICIAL          PERCENT OF   FOR PROPOSALS
OWNER                                                    TITLE OF CLASS        OWNERSHIP(1)           CLASS          2-4
---------------------------------------------------------------------------------------------------------------------------------
State Street Bank and Trust                         Common Stock                  55,711,524(2)         51.8%             --
  Company, Trustee                                  Class P ESOP Voting            6,633,389(2)          100%          25.4%
  225 Franklin Street                               Junior Preferred Stock
  Boston, MA 02110                                  Class M ESOP Voting            5,920,671(2)          100%          20.4%
                                                    Junior Preferred Stock
                                                    Class S ESOP Voting            2,435,175(2)          100%           9.2%
                                                    Junior Preferred Stock
---------------------------------------------------------------------------------------------------------------------------------
AXA Conseil Vie Assurance Mutuelle                  Common Stock                  14,950,040(3)         28.7%          12.9%
  100-101 Terrasse Boieldieu
  92042 Paris La Defense France

AXA Assurances I.A.R.D. Mutuelle &
AXA Assurances Vie Mutuelle
  21, rue de Chateaudun
  75009 Paris France

AXA Courtage Assurance Mutuelle
  26, rue Louis le Grand
  75002 Paris France

AXA
  25, avenue Matignon
  75008 Paris France

AXA Financial, Inc.
  1290 Avenue of the Americas
  New York, NY 10104
---------------------------------------------------------------------------------------------------------------------------------
PRIMECAP Management Company                         Common Stock                   3,850,720(4)         7.73%           3.5%
  225 South Lake Avenue, Suite 400
  Pasadena, CA 91101
---------------------------------------------------------------------------------------------------------------------------------
Capital Group International, Inc.                   Common Stock                   3,137,190(5)            6%           2.7%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025
---------------------------------------------------------------------------------------------------------------------------------
State Board of Administration of                    Common Stock                   2,862,275(6)         5.49%           2.5%
  Florida, Florida Retirement System
  1801 Hermitage Blvd., Suite 100
  P.O.Box 13300
  Tallahassee, FL 32317-3300
---------------------------------------------------------------------------------------------------------------------------------
United Airlines Pilots Master                       Class Pilot MEC Junior                 1             100%             --
  Executive Council                                 Preferred Stock
  Air Line Pilots Association,
  International
  6400 Shafer Court, Suite 700
  Rosemont, IL 60018
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 PERCENT OF TOTAL
                                                                                AMOUNT AND                         VOTING POWER
                                                                                  NATURE                           OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL                                                OF BENEFICIAL         PERCENT OF    FOR PROPOSALS
OWNER                                                   TITLE OF CLASS         OWNERSHIP(1)           CLASS            2-4
---------------------------------------------------------------------------------------------------------------------------------
International Association of                       Class IAM Junior                       1             100%             --
  Machinists and Aerospace Workers                 Preferred Stock
  District #141
  9000 Machinists Place
  Upper Marlboro, MD 20722
---------------------------------------------------------------------------------------------------------------------------------
Deval L. Patrick                                   Class SAM Junior                       2           66.67%             --
  UAL Corporation                                  Preferred Stock
  P.O. Box 66919
  Chicago, IL 60666
---------------------------------------------------------------------------------------------------------------------------------
William P. Hobgood                                 Class SAM Junior                       1           33.33%             --
  Senior Vice President-People                     Preferred Stock
  United Airlines
  P.O. Box 66100
  Chicago, IL 60666
---------------------------------------------------------------------------------------------------------------------------------
John W. Creighton, Jr.                             Class I Junior                         1              25%             --
  1000 Second Avenue                               Preferred Stock
  Suite 3700
  Seattle, WA 98104
---------------------------------------------------------------------------------------------------------------------------------
Richard D. McCormick                               Class I Junior                         1              25%             --
  US WEST, Inc.                                    Preferred Stock
  3200 Cherry Creek South Drive
  Denver, CO 80209
---------------------------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary                                   Class I Junior                         1              25%             --
  Blaylock & Partners                              Preferred Stock
  609 5th Avenue
  New York, NY 10017
---------------------------------------------------------------------------------------------------------------------------------
John K. Van de Kamp                                Class I Junior                         1              25%             --
  Dewey Ballantine                                 Preferred Stock
  333 S. Hope Street
  Los Angeles, CA 90071-3003
---------------------------------------------------------------------------------------------------------------------------------

(1) Shares of Class Pilot MEC, Class IAM and Class SAM stock elect one ALPA, IAM and Salaried/Management Employee Director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors. Shares of Class I stock elect four Independent Directors and do not vote on other matters except as required by law.

(2) Based on Schedule 13G dated February 12, 2001, in which reporting person reported that (1) as trustee under the ESOP, it had shared voting power over 6,633,389 shares of Class P ESOP Voting Junior Preferred Stock representing 25.4% of our voting power, 5,920,671 shares of Class M ESOP Voting Junior Preferred Stock representing 20.4% of our voting power, and 2,435,175 shares of Class S ESOP Voting Junior Preferred Stock (Class P, M and S voting stocks referred to as the voting preferred stocks) representing 9.2% of our voting power, and shared dispositive power over 12,218,682 shares of

    Class 1 ESOP Convertible Preferred Stock and 1,520,606 shares of Class 2 ESOP Convertible Preferred Stock, each convertible into quadruple that number of shares of common stock, as well as 5,995 shares of common stock issuable upon conversion of the voting preferred stocks, and (2) as trustee acting in various fiduciary capacities, it had sole dispositive power over 404,498 shares of common stock, shared dispositive power over 891 shares, sole voting power for 336,167 shares and shared voting power over 6,817 shares. The reporting person disclaims beneficial ownership of all shares reported. Voting power of voting preferred stocks is limited to matters other than the vote for directors.

(3) Based on Schedule 13G/A (Amendment No. 15) dated February 12, 2001, in which AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, AXA and AXA Financial, Inc. reported sole voting power for 3,650,540 shares, shared voting power for 7,216,200 shares and sole dispositive power for 14,950,040 shares.

(4) Based on Schedule 13G dated March 31, 2000, in which reporting person reported sole voting power for 120,720 shares and sole dispositive power for 3,850,720 shares.

(5) Based on Schedule 13G dated February 9, 2001, in which reporting person reported sole voting power for 3,077,290 shares and sole dispositive power for 3,137,190 shares.

(6) Based on Schedule 13G dated February 6, 2001, in which reporting person reported sole voting and dispositive power for 2,862,275 shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of common stock and of voting preferred stock held in the ESOP owned as of March 19, 2001, by our directors, and executive officers included in the Summary Compensation Table, and by our directors and executive officers as a group. Unless we say otherwise in a footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities which ownership we have imputed to the owner). Some of our directors and executive officers also own shares of other classes of our preferred stock as shown in the table above.

-----------------------------------------------------------------------------------------------------
                                   COMMON STOCK
NAME OF DIRECTOR OR                BENEFICIALLY               PERCENT          VOTING PREFERRED STOCK
EXECUTIVE OFFICER AND GROUP          OWNED(1)                 OF CLASS         BENEFICIALLY OWNED(2)
-----------------------------------------------------------------------------------------------------
John W. Creighton, Jr.                     6,075                 *                                  0
-----------------------------------------------------------------------------------------------------
Frederick C. Dubinsky                      5,712                 *                              1,428
-----------------------------------------------------------------------------------------------------
Rono J. Dutta                            179,528                 *                              1,415
-----------------------------------------------------------------------------------------------------
W. James Farrell                               0                 *                                  0
-----------------------------------------------------------------------------------------------------
James E. Goodwin                         390,820                 *                              1,897
-----------------------------------------------------------------------------------------------------
Richard D. McCormick                       8,979                 *                                  0
-----------------------------------------------------------------------------------------------------
John F. McGillicuddy                       9,046                 *                                  0
-----------------------------------------------------------------------------------------------------
James J. O'Connor                          8,599                 *                                  0
-----------------------------------------------------------------------------------------------------
Hazel R. O'Leary                           1,517                 *                                  0
-----------------------------------------------------------------------------------------------------
Deval L. Patrick                           3,940                 *                                  0
-----------------------------------------------------------------------------------------------------
John F. Peterpaul                          3,837                 *                                  0
-----------------------------------------------------------------------------------------------------
Paul E. Tierney, Jr.                      39,432                 *                                  0
-----------------------------------------------------------------------------------------------------
John K. Van de Kamp                        3,893                 *                                  0
-----------------------------------------------------------------------------------------------------
Douglas A. Hacker                        303,905                 *                              1,798
-----------------------------------------------------------------------------------------------------
Francesca M. Maher                        96,276                 *                              1,076
-----------------------------------------------------------------------------------------------------
Andrew P. Studdert                       151,945                 *                                995
-----------------------------------------------------------------------------------------------------
Directors and Executive Officers
  as a Group (17 persons)              1,221,323                2.3                             9,000
-----------------------------------------------------------------------------------------------------

*   Less than 1%

(1) This number includes (a) deferred stock units for Creighton 3,939; McCormick 6,781; McGillicuddy 6,446; O'Connor 2,799; O'Leary 1,117; Patrick 3,940; Peterpaul 1,437; Tierney 3,616; and Van de Kamp 3,893 (which reflects beneficial ownership of common stock represented by deferred stock units under the UAL Corporation 1995 Directors Plan); (b) options exercisable within 60 days of March 19, 2001 for Dutta 138,449; Goodwin 287,537; Hacker 240,249; Maher 84,475; Studdert 110,474; and for the group 866,684;
    (c) common stock issuable upon conversion of ESOP preferred for Dubinsky 5,712; Dutta 5,660; Goodwin 7,588; Hacker 7,192; Maher 4,306; Studdert 3,979; and for the group 36,000 (see footnote 2); (d) for Mr. Goodwin, 10,000 held indirectly by his wife; (e) for Mr. Dutta, 88 held indirectly by a United 401(k) plan (as of December 31, 2000); and (f) for Ms. Maher, 4,320 held indirectly by her husband.

(2) Reflects beneficial ownership through the ESOP of (a) Class P Voting Stock for Mr. Dubinsky, and (b) Class S Voting Stock for Messrs. Dutta, Goodwin, Hacker and Studdert and Ms. Maher, and for directors and executive officers as a group. Represents less than 1%.

                                AUDIT COMMITTEE

GENERAL

    Our Audit Committee is comprised of seven independent members as independence is defined in the NYSE listing rules. Our Audit Committee has adopted a written charter that was approved by our Board in February 2001. A copy of this charter is included as Appendix A. The charter specifies the scope of the Audit Committee's responsibilities and how it should carry out those responsibilities.

AUDIT COMMITTEE REPORT

                                UAL CORPORATION

UAL Audit Committee Report

To the Board Of Directors of UAL Corporation:

    We have reviewed and discussed with management the company's audited financial statements as of and for the year ended December 31, 2000.

    We have discussed with Arthur Andersen LLP, the company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended by the Independent Standards Board, and have discussed with Arthur Andersen LLP its independence.

    Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the company's Annual Report on Form 10-K for the year ended December 31, 2000.

Paul E. Tierney, Jr., Chairman    James J. O'Connor
John W. Creighton, Jr.            Hazel R. O'Leary
Richard D. McCormick              John K. Van de Kamp
John F. McGillicuddy

                                UAL CORPORATION
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1996-2000

                                      [GRAPH]

--------------------------------------------------------------------------------------------------
                                    1995        1996       1997       1998       1999       2000
--------------------------------------------------------------------------------------------------
UAL Corp                           100.00      140.06     207.28     133.75     173.81      89.02
S&P 500 Index                      100.00      122.96     163.98     210.85     255.21     231.98
D-J Airline Group *                100.00      110.84     184.90     180.74     177.93     251.59
--------------------------------------------------------------------------------------------------

                                                      Source: Compustat Database

------------------------

*   Alaska Air, AMR, Delta, Southwest, USAirways

                             EXECUTIVE COMPENSATION
                        UAL CORPORATION COMPENSATION AND
                 COMPENSATION ADMINISTRATION COMMITTEES REPORT

WHAT IS THE COMPANY'S COMPENSATION PHILOSOPHY FOR 2000?

    The company's executive compensation program is designed to:

    - attract, retain and motivate top quality and experienced executives

    - provide industry competitive compensation opportunities and

    - support a pay-for-performance culture.

WHAT IS THE STRUCTURE OF THE COMPENSATION PROGRAM?

    A review of the company's executive compensation programs was undertaken in order to ensure that the program was market-competitive. As a result of this review, a number of changes were made to the senior management compensation program for 2000. These changes included:

    - The officer compensation program in total is primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, and oriented toward stockholder interests through the use of long-term stock-based incentives that create a direct linkage between officer rewards and increased stockholder value.

    - Targeting each element of total compensation (i.e., base salary, annual bonus, stock options) at median levels paid by other major industrial corporations comparable to the company in revenue size and scope of operations. For those executive positions deemed to be unique to the airline industry, the company targeted the median, adjusted for size, of the other major airlines.

    - Enhancing the annual incentive program to include financial, operational, customer satisfaction and employee satisfaction goals.

    - Maximizing the tax deductibility of compensation paid to our employees covered by Internal Revenue Code Section 162(m), with certain exceptions.

    In addition, long term incentive arrangements for executives of United NewVentures, Inc. have been established to closely align compensation with the increased value of that business as discussed below.

WHAT WERE THE RESULT OF THESE CHANGES TO EXECUTIVES?

    These changes resulted in increased base salaries, bonus opportunities (for achieving target performance) and reduced stock option awards for most of the executives. Nonetheless, the changes provide a competitive level of secure cash compensation, while offering a significant level of performance-based cash and stock incentive compensation. The overall objective of the program is to drive improved performance that will lead to an increase in the return for all stockholders.

    In October 2000, Mr. Hacker, the company's Executive Vice President and Chief Financial Officer, also became the President of our newly created, wholly owned subsidiary,

United NewVentures, Inc. In connection with his dual responsibilities, Mr. Hacker's stock option awards will be adjusted to reflect the compensation arrangement with United NewVentures as described below.

HOW ARE BASE SALARIES DETERMINED?

    With the introduction of the new executive compensation program, the officers' base salaries were increased to make them competitive with general industry and the airlines. These increases were the result of very minimal changes in compensation since 1994 due to salary increase constraints established as part of the ESOP and the reconfiguration of the new executive compensation program.

HOW ARE BONUSES DETERMINED?

    The new incentive program, which was approved by the shareholders in May 2000, was created to support the company's strategic objectives and reward individual performance. On an annual basis, the threshold, target and maximum performance levels for financial, operational, customer satisfaction and employee satisfaction goals are set. The incentive bonus payout is adjusted based on the company's performance results for each of these goals. The individual assessment for each executive officer is based upon, among other things, an appraisal prepared annually on his or her overall performance in relation to their assigned responsibilities. This assessment may be used to adjust individual awards. The incentive program allows for the deferral, at the participant's election, of all or a portion of his or her award in UAL common stock or cash. A participant who elects a stock deferral is entitled to a deferred stock credit valued at 120% of the dollar amount deferred. Deferred stock units in excess of 100% of award value will be forfeited if the units are withdrawn within five years of the award year.

    The CEO recommends to the Compensation Committee (or the Compensation Administration Committee for awards intended to qualify under Section 162(m) of the Internal Revenue Code) incentive awards for each executive officer. The awards for the executive officers are then made by the Compensation Committee (or the Compensation Administration Committee for awards intended to qualify under Section 162(m) of the Internal Revenue Code) based on a pre-established formula.

    In 2001 each of the executive officers received an incentive compensation award for 2000 performance, which was granted under the performance plan terms described above.

HOW ARE STOCK OPTIONS DETERMINED?

    The stock compensation program is comprised entirely of annual stock options. Option grants are determined in consideration of individual performance and contribution and general industry and airline practice. The CEO recommends stock option grants for each executive officer to the Compensation Committee (or the Compensation Administration Committee, in the case of awards which qualify for certain exemptions from Section 16 of the Securities Exchange Act pursuant to Rule 16b-3 or Section 162(m) qualified grants). The Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for the executive officers.

    Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a 10-year term and typically vest ratably over a four-year period. The company's stock option plan includes provisions to preserve, to the maximum extent possible, the deductibility by the company of amounts awarded under the plan.

    The company's executive officers received a stock option grant in 2000, subject to the company's normal vesting schedule, in full compliance with
Section 162(m) of the Internal Revenue Code. As part of the creation of United NewVentures, a Long Term Incentive Plan (LTIP) was adopted by United NewVentures to reward all of its employees for its share of the incremental net increase in value of the United NewVentures asset portfolio. As a result of Mr. Hacker's duties as President of United NewVentures and in connection with his compensation arrangement, the value of his future stock option grants in the company will be reduced by 50%. Under the LTIP, Mr. Hacker will receive 1% of United NewVentures' share of the net value created of United NewVentures' asset portfolio. Any payout under the LTIP would occur at the end of its four-year term or earlier in the event of a public offering relating to the United NewVentures business or other liquidating event. Payments under the LTIP will not qualify for Section 162(m) of the Internal Revenue Code treatment.

DOES THE COMPANY USE RESTRICTED STOCK AS AN ELEMENT OF THE COMPENSATION PROGRAM?

    The company has eliminated restricted stock as a component of its normal compensation program. However, to enable the company to attract high quality management at the most senior officer levels, sign-on compensation packages for these officers at the time of hiring may include cash and restricted or other stock awards in addition to compensation of the types described above. In addition, restricted stock may be used for a limited number of United employees in response to compelling business requirements, such as for recruitment, retention or promotion of key management employees.

HOW HAS THE COMPANY RESPONDED TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION?

    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain executive officers, unless the payments are made under plans that satisfy the technical requirements of the Code.

    Stock options and annual bonuses are designed so that the compensation paid will be tax deductible to the company. The Committee believes that performance-based pay over $1 million is sometimes required to attract and retain executives in a competitive marketplace. The company has not paid any non-deductible compensation in excess of $1 million. The Committee reserves the right to determine when and if it is in the company's best interest to forego deductibility.

DOES THE COMPANY REQUIRE ITS EXECUTIVE OFFICERS TO HOLD STOCK IN THE COMPANY?

    To encourage accumulation and retention of common stock by officers, guidelines have been adopted providing for the minimum ownership of common stock at the following multiples of annual salary:

    - Chairman and Chief Executive Officer, five times;

    - President and Executive Vice Presidents, three times; and

    - Senior Vice Presidents, two times.

    Unexercised stock options, unvested restricted stock and ESOP stock ownership are not recognized for purposes of these guidelines.

WHAT WAS THE BASIS FOR MR. GOODWIN'S 2000 COMPENSATION?

    BASE SALARY. Under his employment agreement, Mr. Goodwin received an increase in annual base salary to $900,000 on April 13, 2000. This increase was awarded to reflect general industry and airline compensation for CEOs in companies with comparable revenue, and his individual performance.

    ANNUAL BONUS. Under his employment agreement, Mr. Goodwin is eligible to receive an annual bonus, as CEO, as determined by the Compensation Administration Committee under the company's performance incentive compensation plan. His target bonus can be no less than 100% of the maximum percentage permitted under the incentive plan with an additional 20% over target bonus for superior performance that may be paid outside of the plan. Mr. Goodwin received an incentive award in 2001 for 2000 performance, which was awarded under the performance incentive plan terms according to the formula described above.
Mr. Goodwin's incentive award was based on two components: company performance and individual performance consistent with the performance incentive plan approved by shareholders in May 2000.

    The company's earnings for 2000 were such that allowed for an award under the plan subject to individual performance. In addition, the company met certain of its employee goals and its minimum financial goal under the performance plan, while not achieving the threshold for its operational and customer satisfaction goals.

    STOCK OPTIONS. Mr. Goodwin was granted a stock option grant in 2000 for 180,000 shares of the company's common stock that will vest at 25% over the next four years. The value of the grant was determined to bring Mr. Goodwin's total compensation opportunity to that which is competitive to a CEO in a similar sized company.

DO THE COMMITTEES SEEK OUTSIDE, INDEPENDENT ADVICE ON COMPENSATION MATTERS?

    The Compensation Committee and Compensation Administration Committee consult with independent compensation advisors on executive compensation matters. The Committees also have access to competitive data on compensation levels for officer positions.

                     UAL CORPORATION COMPENSATION COMMITTEE

Richard D. McCormick, Chairman    James J. O'Connor
John W. Creighton, Jr.            Deval L. Patrick
Frederick C. Dubinsky             John F. Peterpaul
James E. Goodwin

             UAL CORPORATION COMPENSATION ADMINISTRATION COMMITTEE

Richard D. McCormick, Chairman    James J. O'Connor
John W. Creighton, Jr.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                   ----------------------------------   ----------------------------------------
                                                                        RESTRICTED    SECURITIES
                                                         OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
       NAME AND                     SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
  PRINCIPAL POSITION      YEAR       ($)        ($)         ($)(2)        ($)(3)         (#)           ($)(4)
----------------------  --------   --------   --------   ------------   ----------   ------------   ------------
James E. Goodwin          2000     843,528    225,000       60,877              0       180,000        116,468
  Chairman and Chief      1999     572,843    580,000          446      3,912,500       251,700        213,351
  Executive Officer       1998     306,374    309,500        4,586              0        49,500         76,963

Rono J. Dutta             2000     556,379    118,062       39,739              0        78,000         35,670
  President               1999     351,596    280,000       29,542      1,581,250        65,300         97,470

Douglas A. Hacker         2000     464,583    109,316        9,001              0        65,000         25,622
  Executive Vice          1999     344,546    245,000        9,001      1,581,250        65,300        109,946
  President and Chief     1998     311,449    227,400        9,001              0        32,150         85,301
  Financial Officer

Andrew P. Studdert        2000     451,042     85,586        4,634              0        65,000         30,120
  Executive Vice          1999     294,311    210,000        7,628      1,581,250        45,800         87,489
  President and Chief     1998     240,514    186,200        6,135              0        24,150         63,809
  Operating Officer

Francesca M. Maher        2000     296,745     60,477(1)     9,756          2,419(1)     26,000         19,190
  Senior Vice             1999     242,338    150,000        9,592              0        42,100         74,768
  President, General
  Counsel and
  Secretary

--------------------------

(1) Ms. Maher elected to receive a portion of her 2000 incentive award in deferred stock units under our incentive program. As a result of this election, she was credited with a restricted stock unit award in 2001. These units are subject to forfeiture if withdrawn prior to January 1, 2006.

(2) For Mr. Goodwin, amount includes $23,000 in 2000 for financial advisory services.

(3) The number and value of restricted stock holdings at December 31, 2000 is:
    Mr. Goodwin, 40,000 units, $1,557,600; each of Messrs. Dutta, Hacker and Studdert, 25,000 shares, $973,500. Mr. Goodwin's grant vests in five equal annual installments, the first of which began July 13, 2000; the others vest 100% five years from the date of grant. Dividends are paid on these restricted shares to the extent paid on our common stock.

(4) Amounts include value of shares of ESOP preferred stock allocated to the officer's account for 2000, 1999 and 1998 (as applicable) as follows, based upon the applicable year-end closing price of common stock multiplied by the number of shares of common stock issuable upon conversion of ESOP preferred stock: Mr. Goodwin, $46,650, $138,527, $66,253; Mr. Dutta, $24,922, $86,948;
    Mr. Hacker, $22,313, $94,549, $71,625; Mr. Studdert, $18,730, $75,468,
    $52,764; and Ms. Maher, $14,057, $63,213. Balance represents compensation for split dollar insurance program premiums.

                             OPTION GRANTS IN 2000

    This table gives information about stock options we granted during 2000 to the officers named in the Summary Compensation Table. The hypothetical present values of stock options granted in 2000 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. The officers will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of common stock is above the exercise price of the options.

                              NUMBER OF      % OF TOTAL
                             SECURITIES       OPTIONS      EXERCISE                  HYPOTHETICAL
                             UNDERLYING      GRANTED TO    OR BASE                 PRESENT VALUE AT
                               OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION    DATE OF GRANT
NAME                        GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE            $(2)
----                        -------------   ------------   --------   ----------   ----------------
James E. Goodwin               180,000          12.4        53.25       2/22/10        3,204,000

Rono J. Dutta                   78,000           5.4        53.25       2/22/10        1,388,400

Douglas A. Hacker               65,000           4.5        53.25       2/22/10        1,157,000

Andrew P. Studdert              65,000           4.5        53.25       2/22/10        1,157,000

Francesca M. Maher              26,000           1.8        53.25       2/22/10          462,800

------------------------

(1) All options become exercisable in four equal annual installments commencing February 23, 2001, one year from the date of grant. The options are transferable, at the officer's election, to certain family members.

(2) To realize hypothetical present values upon the exercise of the options, the market price would have increased to $71.05 for the February 23, 2000 grants. The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the monthly closing price of common stock over a 67 month period ending February 2000, the estimated average holding period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility -- .35, holding period -- 4 years, interest rate -- 6.4%, and dividend yield -- 2.4%.

    THERE IS NO ASSURANCE THAT THE HYPOTHETICAL PRESENT VALUES OF STOCK OPTIONS PRESENTED IN THE TABLE ABOVE REPRESENT THE ACTUAL VALUES OF THE OPTIONS, AND THE HYPOTHETICAL VALUES SHOWN SHOULD NOT BE VIEWED AS OUR PREDICTIONS OF THE FUTURE VALUE OF COMMON STOCK.

                      AGGREGATED OPTION EXERCISES IN 2000
                           AND FY-END OPTION VALUES*

                        SHARES                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                      ACQUIRED ON     VALUE      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                       EXERCISE     REALIZED      OPTIONS AT FY-END (#)           AT FY-END ($)
NAME                      (#)          ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                  -----------   ---------   -------------------------   -------------------------
James E. Goodwin          7,600       963,000         214,112/397,338              1,304,125/0

Rono Dutta               29,000     1,110,155          94,586/146,864                 77,948/0

Douglas A. Hacker           N/A           N/A         199,636/133,864              1,862,431/0

Andrew P. Studdert          N/A           N/A          76,736/116,164                255,000/0

Francesca M. Maher          N/A           N/A          63,150/ 75,250                246,150/0

------------------------

* Options granted prior to July 12, 1994 are exercisable for two shares of common stock and $84.81 (after adjustment for the 1996 four-for-one stock split). The value of those options includes the cash amount delivered when exercised.

                               PENSION PLAN TABLE

                                 YEARS OF PARTICIPATION
   FINAL     --------------------------------------------------------------
AVERAGE PAY     15        20        25        30         35          40
-----------  --------  --------  --------  --------  ----------  ----------
$200,000     $ 48,000  $ 64,000  $ 80,000  $ 96,000  $  112,000  $  128,000
 400,000       96,000   128,000   160,000   192,000     224,000     256,000
 600,000      144,000   192,000   240,000   288,000     336,000     384,000
 800,000      192,000   256,000   320,000   384,000     448,000     512,000
 1,000,000    240,000   320,000   400,000   480,000     560,000     640,000
 1,200,000    288,000   384,000   480,000   576,000     672,000     768,000
 1,400,000    336,000   448,000   560,000   672,000     784,000     896,000
 1,600,000    384,000   512,000   640,000   768,000     896,000   1,024,000
 1,800,000    432,000   576,000   720,000   864,000   1,008,000   1,152,000
 2,000,000    480,000   640,000   800,000   960,000   1,120,000   1,280,000

    This table is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average pay (highest five of last 10 years of covered compensation). The retirement benefit amount is not offset by the participant's social security benefit. Compensation used in calculating benefits under the plan includes base salary and amounts shown as bonus in the Summary Compensation Table. Under the qualified plan, years of participation for persons named in the compensation table are as follows: Mr. Goodwin -- 33 years; Mr. Dutta -- 15 years;
Mr. Hacker -- 7 years; Mr. Studdert -- 5 years; and Ms. Maher -- 7 years. The amounts shown do not reflect limitations imposed by the Internal Revenue Code on retirement benefits that may be paid under plans qualified under the code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan that would otherwise be subject to code limitations.

    We agreed to supplement Mr. Hacker's benefit by granting him credit for one additional year of service.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

    We entered into a five-year employment agreement with Mr. Goodwin effective July 13, 1999. This agreement provides for an annual base salary of $725,000 subject to increases as part of the normal salary program for our senior executives. Under his employment agreement, Mr. Goodwin is eligible to receive an annual bonus under the company's annual incentive plan. Mr. Goodwin's target percentage can be no less than the maximum percentage permitted under the incentive plan (called the target bonus). He is entitled to an additional 20% over this target bonus amount under the plan for superior performance -- this extraordinary bonus may be paid outside the plan.

    Under the employment agreement, if the incentive plan is amended or replaced with a new plan, Mr. Goodwin's incentive award will be determined under the terms of the new plan; provided that his target percentage and maximum percentage will be no less than 100% of his base salary.

    If Mr. Goodwin's employment is terminated by us without "cause," or by him for "good reason," we will pay him his base salary, any annual bonus and any earned and vested benefits he may be due through the termination date. We will also pay Mr. Goodwin a lump sum payment equal to his base salary and target bonus multiplied by the greater of (1) the remaining term of his agreement or
(2) three years. Mr. Goodwin's participation in United's benefit plans will also continue for this period. All long-term incentive awards will immediately vest on the termination date and any unvested stock options will continue to vest in accordance with their terms. With respect to the retirement plan, he will be credited with additional years of participation, if necessary, so that his years of participation equal 40 and any benefit payments will not be subject to any actuarial reduction for early payment.

                                 PROPOSAL NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Our Board, at the recommendation of the Audit Committee, has appointed, subject to your approval, the firm of Arthur Andersen LLP as independent public accountants, to examine our financial statements for 2001. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions at that time. If you do not approve the appointment of Arthur Andersen LLP, our Board will reconsider the selection of independent public accountants.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001.

INDEPENDENT ACCOUNTANT FEES

    The aggregate fees billed for professional services (including out-of-pocket expenses) rendered by Arthur Andersen in 2000 are as follows:

SERVICE                                                                              FEE
-------                                                                           ---------
Audit Fees......................................................................  $ 715,000
Financial Information Systems Design and Implementation Fees....................  $ 219,053
All Other Fees..................................................................  $2,259,119

    Our Audit Committee has considered whether the 2000 non-audit services provided by Arthur Andersen are compatible with maintaining auditor independence.

                               PROPOSALS 3 AND 4

                             STOCKHOLDER PROPOSALS

PROPOSAL NO. 3 CONCERNING COMPENSATION OF DIRECTORS

    Mr. William S. Patterson, P. O. Box 15021, Wilmington, North Carolina, 28408-5021, a United Airlines pilot and owner of 3,948 common shares, has given notice that he will introduce the following resolution at the annual meeting:

    "PROPOSAL: BOARD OF DIRECTORS' COMPENSATION

    We all place the oversight and leadership of our corporation in the hands of the Board of Directors.

    Resolved: It is recommended that the Board of Directors be compensated well and only with common corporate stock of this corporation and with an incentive award tied to the stock value and successful growth of our company."

THE BOARD OF DIRECTORS OPPOSES THE ABOVE PROPOSAL.

    The Board of Directors opposes this proposal and does not believe it is in the best interests of the stockholders. UAL's existing compensation package is designed to be competitive in order to attract and retain directors with the expertise needed by UAL. As UAL continues its quest to become the worldwide airline of choice, it is essential that it provide appropriate compensation packages to attract and retain talented people at every level -- including service at the board level.

    Members of the Board of Directors are compensated by a combination of cash and deferred compensation in the form of shares of common stock. At current market value, approximately 40% of compensation to directors is in the form of shares of common stock. In fact, our non-management directors' interests are aligned with those of the company in that each owns, on average, 9,000 shares of common stock. Furthermore, this proposal runs counter to our corporate governance, which contemplates a diverse candidate group for board selection, by limiting the pool of those individuals willing to serve on the board.

    In addition, directors may elect, and some have elected, to forego current cash compensation in favor of deferred equity compensation. Your board of directors, however, believes that this election should be voluntary and not imposed on all directors.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS
PROPOSAL.

PROPOSAL NO. 4 CONCERNING CERTAIN BUSINESS COMBINATIONS

    Mr. Bob Hrabe, P. O. Box 359, San Miguel, California, 93451, a United Airlines pilot and owner of 2,986 common shares, has given notice that he will introduce the following resolution at the annual meeting:

    "PROPOSAL: Submit a request to the UAL Board of Directors to take the steps necessary to amend the UAL Restated Certificate of Incorporation to provide that airline acquisitions, which have been approved by a Board of Directors vote, also be approved by a stockholder vote. It is noted that if this amendment is implemented, it would not affect the current USAirways acquisition proposal, which was approved by the Board of Directors in May, 2000. This amendment would only affect future airline acquisition proposals. It is requested that the UAL Board of Directors consider approving the amendment in accordance with the most expedient method available.

    SUPPORTING STATEMENT: Presently, the UAL Restated Certificate of Incorporation provides for either a Board of Directors vote or a stockholder vote to approve airline acquisitions. In concurrence, while the Delaware Corporation Laws (Delaware is the state where UAL is incorporated) generally provide for a stockholder vote on acquisitions and mergers, a stockholder vote is not necessary for transactions which meet certain requirements, like an all cash buyout where no shares are issued as a result of the transaction. Last year, the UAL annual stockholder meeting convened on May 18, 2000. The USAirways acquisition proposal was not on the agenda because the secret negotiations were at a standstill. After the stockholder meeting concluded, the negotiations resumed and a purchase price for the all cash buyout of USAirways was agreed upon. On May 23, 2000, the acquisition proposal was submitted to the UAL Board of Directors and approved. This acquisition proposal has not been put forth for a UAL stockholder vote since the requirement to do so is not specifically required by either the UAL Restated Certificate of Incorporation or the Delaware corporate laws."

THE BOARD OF DIRECTORS OPPOSES THE ABOVE PROPOSAL.

    The Board of Directors is opposed to this proposal because it is contrary to the best interests of UAL and its stockholders, and, in particular, because it would limit UAL's ability to pursue strategic objectives in important respects when UAL's competitors are not so limited.

    The airline industry has been in great flux over the last decade and in particular over the last year. It is very important that UAL have the same flexibility as its competitors in pursuing its business objectives, particularly in these turbulent times. The laws of Delaware (where UAL is incorporated) and other states are very explicit about when acquisitions and mergers do and do not require stockholder approval. Most acquisitions for cash, whether by UAL or any of our competitors, do not require stockholder approval. Changing this state of affairs for UAL but not for anyone else would limit UAL's flexibility to deal with fast changing industry conditions and would put UAL in a competitively disadvantageous position. The proposal should be rejected because it is contrary to the best interests of our company and its stockholders.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS
PROPOSAL.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    If a stockholder of record wishes to submit a proposal for inclusion in next year's proxy statement and proxy card for our 2002 annual meeting, the proposal must be submitted no later than November 22, 2001 and comply with SEC rules. Failure to comply with SEC rules will cause your proposal to be excluded from the proxy materials. All notices must be submitted to Francesca M. Maher, Secretary, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666.

    To propose business or nominate a Public Director at the 2002 annual meeting, proper notice must be submitted by a stockholder of record no later than January 18, 2002 in accordance with our by-laws. The notice must contain the information required by the by-laws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the by-laws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2002 on or before January 18, 2002, our by-laws provide that the matter shall not be transacted and the nomination shall not be considered.

    The Outside Public Director Nomination committee considers Public Director nominees you recommend if submitted in writing to the Committee Chairman at UAL Corporation, P.O. Box 66919, Chicago, IL 60666. Qualification requirements are specified in our charter.

                                 ANNUAL REPORT

    A copy of our summary Annual Report for the year ended December 31, 2000, has been mailed to you on or about March 22, 2001 with this proxy statement. Our audited financial statements, along with other financial information, are included in the Appendix B to this proxy statement.

    Additional copies of the summary Annual Report and this notice of annual meeting and proxy statement, including the appendix, and accompanying proxy may be obtained from Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 or from our Secretary.

    A COPY OF OUR FORM 10-K TO THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO FRANCESCA M. MAHER, SECRETARY, UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS FROM THE SEC'S EDGAR DATABASE AT WWW.SEC.GOV.

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER
                                UAL CORPORATION
                     RESOLUTIONS OF THE BOARD OF DIRECTORS
                           ADOPTED FEBRUARY 22, 2001

Audit Committee Charter
-----------------------

    RESOLVED, that the following resolutions shall constitute the Audit Committee Charter.

Organization
------------

       FURTHER RESOLVED, that the Audit Committee of this Board of Directors shall be comprised solely of Directors independent of the management of the Corporation and free from any relationship that, in the opinion of this Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee. Directors who are affiliates of the Corporation or officers or employees of the Corporation or any of its subsidiaries shall not qualify for membership on the Audit Committee.

       FURTHER RESOLVED, that the composition of the Audit Committee is set forth in the Corporation's Restated Certificate of Incorporation or the By-laws. Members of the Audit Committee shall be appointed by this Board of Directors annually at the organization meeting of this Board or until their successors are duly appointed and qualified. The Audit Committee has the power to appoint one of its members to act as chairman of the committee by the affirmative vote of a majority of the votes entitled to be cast by all of the members of the committee.

       FURTHER RESOLVED, that the Audit Committee shall provide an open avenue of communication between the independent auditors, management, internal auditors and this Board of Directors.

Role of Independent Auditors
----------------------------

       FURTHER RESOLVED, that the independent auditors are ultimately accountable to this Board of Directors and the Audit Committee, as representatives of the stockholders of the Corporation.

       FURTHER RESOLVED, that the Audit Committee and this Board of Directors have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors.

Purpose and Responsibilities
----------------------------

       FURTHER RESOLVED, that the purpose and responsibilities of the Audit Committee of this Board of Directors shall be:

    FINANCIAL REPORTING PROCESSES

       1. To review and discuss, with management and the independent auditors, the Corporation's annual financial statements, financial reporting practices and the results of the annual external audit, and to review and resolve disputes between such independent auditors and management relating to the preparation of the annual financial statements.

       2. To review with the independent auditors the draft of the annual report to stockholders and the proxy statement (prior to such statements being sent to stockholders) and the auditor's report and to make appropriate recommendations to this Board of Directors, and to review all filings with the Securities and Exchange Commission (after they are filed therewith, except as otherwise contemplated by paragraph 9 hereof) that management deems significant and report to this Board that such review has been made.

       3. To inquire into the effectiveness of the financial and accounting functions, organizations, operations and management of the Corporation and its subsidiaries, and the adequacy of the internal accounting controls through discussions and meetings held not less than annually with the independent auditors, internal auditors and appropriate officers of the Corporation and its subsidiaries.

       4. To review the major accounting policies and significant judgments affecting the financial statements of the Corporation and its subsidiaries with management and the independent auditors including the review of alternatives and recommendations by independent auditors, and to discuss any other matters required to be discussed by Statement of Auditing Standards No. 61.

    INDEPENDENT AUDITORS

       5. To review the professional services of the independent auditors and to assure itself that the work of the independent auditors is satisfactory.

       6. To review the scope of the annual external audit as recommended by the independent auditors and ensure the scope of the annual external audit is sufficiently comprehensive.

       7. To determine through discussions with the independent auditors, the cooperation extended by management of the Corporation and its subsidiaries, and whether any restrictions were placed on the scope of the examination or on its implementation.

       8. To obtain from the independent auditors at least annually a written statement delineating all relationships between the auditor and the Corporation, and to discuss with the independent auditors the disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to recommend that this Board of Directors take appropriate action in response to the auditors' report to satisfy itself as to the auditors' independence.

       9. To recommend to the Board of Directors, based on the reviews and discussions with management and the independent auditors as required under this charter, that the audited financial statements be included in the Corporation's annual report on Form 10-K.

       10. To recommend each year to this Board of Directors, subject to stockholder approval at the Annual Stockholders Meeting, the appointment of independent auditors for the ensuing year.

    OTHER PROCESSES AND RESPONSIBILITIES

       11. To review with management and the internal auditors the annual internal audit plan, significant findings during the year and management's responses thereto, and the internal auditing department budget and staffing.

       12. To inquire into the effectiveness of the internal auditing methods and procedures of the Corporation and its subsidiaries including implementation of recommendations by independent auditors.

       13. To review annually the adequacy of corporate insurance coverages for the Corporation and its subsidiaries.

       14. To review at least annually the status of significant tax matters affecting the Corporation and its subsidiaries.

       15. To review at least annually the status of significant litigation affecting the Corporation and its subsidiaries.

       16. To review annually the expense reimbursements of the officers of the Corporation and designated senior officers of the subsidiaries.

       17. To review reports to be made at least annually of authorized corporate political contributions of the Corporation and its subsidiaries.

       18. To review at least annually compliance with accounting provisions of the Foreign Corrupt Practices Act.

       19. To satisfy itself that all perquisites extended to all officers of the Corporation and its subsidiaries have been authorized consistent with policies approved by this Board of Directors and to assure itself that a procedure has been established to monitor compliance with such policy.

       20. To review periodically the Corporation's risk management, cash management, foreign exchange management and investment management policies.

       21. To review and reassess the adequacy of this charter on an annual basis.

       22. To meet at least three times per year or more frequently as circumstances require, and have the Chairman of the Audit Committee hold quarterly discussions, as necessary, with management and the independent auditors to review the quarterly earnings release and discuss any matters required to be discussed under Generally Accepted Auditing Standards.

       23. To provide an audit committee report for inclusion in the Corporation's proxy statement, when and as required by rules of the Securities and Exchange Commission.

    ETHICAL AND LEGAL COMPLIANCE

       24. To establish and periodically review the adequacy of the Code of Business Conduct and corporate compliance programs for the Corporation and its subsidiaries, to ensure that management has established a system to enforce the Code and compliance programs, and to review management's monitoring of the Corporation's compliance with the Code and corporate compliance programs.

       FURTHER RESOLVED, that for purposes of the preceding resolutions, the designated senior officers of subsidiaries of this Corporation shall be any officer of United Air Lines, Inc. who is an "officer" of the Corporation as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

       FURTHER RESOLVED, that any actions previously taken by the Audit Committee in respect of matters authorized by the aforesaid resolutions are hereby approved and ratified in all respects.

       FURTHER RESOLVED, that the resolutions of this Board of Directors dated February 24, 2000, are hereby rescinded insofar as they prescribe the responsibilities of the Audit Committee.

                                   APPENDIX B
                    UAL CORPORATION AND SUBSIDIARY COMPANIES
      CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION
                                     INDEX

                                                                PAGE
                                                              --------
Selected Financial Data and Operating Statistics............  B-2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  B-3
Quantitative and Qualitative Disclosures About Market
  Risk......................................................  B-14
Report of Independent Public Accountants....................  B-16
Statements of Consolidated Operations.......................  B-17
Statements of Consolidated Financial Position...............  B-18
Statements of Consolidated Cash Flows.......................  B-20
Statements of Consolidated Stockholders' Equity.............  B-21
Notes to Consolidated Financial Statements..................  B-22

                SELECTED FINANCIAL DATA AND OPERATING STATISTICS

                                                  YEAR ENDED DECEMBER 31
                                   ----------------------------------------------------
                                     2000       1999       1998       1997       1996
                                   --------   --------   --------   --------   --------
                                        (IN MILLIONS, EXCEPT PER SHARE AND RATES)
INCOME STATEMENT DATA:
Operating revenues...............  $ 19,352   $ 18,027   $ 17,561   $ 17,378   $ 16,362
Earnings before extraordinary
  item and cumulative effect.....       265      1,238        821        958        600
Net earnings.....................        50      1,235        821        949        533
Per share amounts, diluted:
  Earnings before extraordinary
    item and cumulative effect...      1.89       9.97       6.83       9.04       5.85
  Net earnings...................      0.04       9.94       6.83       8.95       5.06
Cash dividends declared per
  common share...................      1.25         --         --         --         --

PRO FORMA INCOME STATEMENT
  DATA(1):
Earnings before extraordinary
  item...........................        na   $  1,209   $    774   $    931   $    553
Net earnings.....................        na      1,206        774        922        486
Per share amounts, diluted:
  Earnings before extraordinary
    item.........................        na       9.71       6.38       8.76       5.29
  Net earnings...................        na       9.68       6.38       8.67       4.50

OTHER INFORMATION:
Total assets at year-end.........  $ 24,355   $ 20,963   $ 18,559   $ 15,464   $ 12,677
Long-term debt and capital lease
  obligations, including current
  portion, and redeemable
  preferred stock................     7,487      5,369      5,345      4,278      3,385

Revenue passengers...............        85         87         87         84         82
Revenue passenger miles..........   126,933    125,465    124,609    121,426    116,697
Available seat miles.............   175,485    176,686    174,008    169,110    162,843
Passenger load factor............     72.3%      71.0%      71.6%      71.8%      71.7%
Breakeven passenger load
  factor.........................     69.4%      64.9%      64.9%      66.0%      66.0%
Passenger revenue per passenger
  mile...........................  13.3 CENTS 12.5 CENTS 12.4 CENTS 12.6 CENTS 12.4 CENTS
Operating revenue per available
  seat mile......................  11.0 CENTS 10.2 CENTS 10.1 CENTS 10.3 CENTS 10.0 CENTS
Operating expense per available
  seat mile......................  10.6 CENTS 9.4 CENTS  9.2 CENTS  9.5 CENTS  9.3 CENTS
Fuel gallons consumed............     3,101      3,065      3,029      2,964      2,883
Average price per gallon of jet
  fuel...........................  81.0 CENTS 57.9 CENTS 59.0 CENTS 69.5 CENTS 72.2 CENTS

------------------------

(1) The pro forma income statement amounts reflect adjustments to the historical income statement data assuming the Company had adopted the provisions of Staff Accounting Bulletin 101 ("SAB 101") in prior periods. (See Note 1i "Summary of Significant Accounting Policies -- Mileage Plus Awards" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

    THIS SECTION CONTAINS VARIOUS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE IDENTIFIED WITH AN ASTERISK (*). FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS, BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE OF THE FILING OF THIS FORM 10K. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FACTORS THAT COULD SIGNIFICANTLY IMPACT THE EXPECTED RESULTS REFERENCED IN THE FORWARD-LOOKING STATEMENTS ARE LISTED IN THE LAST PARAGRAPH OF THE SECTION, "OUTLOOK FOR 2001."
--------------------------------------------------------------------------------

US AIRWAYS ACQUISITION

    On May 24, 2000, UAL announced that it had entered into a definitive merger agreement with US Airways Group, Inc. ("US Airways") pursuant to which US Airways will be acquired by the Company in an all-cash transaction for $4.3 billion. Additionally, UAL will assume approximately $1.7 billion in US Airways net debt and $6.3 billion in operating leases. On October 12, 2000, the stockholders of US Airways approved the merger. The transaction, which the Company anticipates closing in the second quarter of 2001, is still subject to regulatory clearance and other customary closing conditions. Definitive financing arrangements have not yet been determined although UAL expects to incur approximately $4.5 billion in additional indebtedness, through a combination of bank and public financing, to cover the cost of the acquisition as well as additional costs related to the integration of the airlines.

    Subject to regulatory approval of the transaction and the successful outcome of negotiations with local authorities, the Company announced its intentions to expand US Airways' maintenance facility in Pittsburgh at a total projected cost of $160 million. Additionally, the Company recognizes that it will incur significant costs associated with the integration of US Airways in order to achieve the anticipated benefits to both the Company and the millions of passengers and hundreds of communities served by United throughout the United States. The Company expects that the new network will make traveling more convenient for passengers, connecting US Airways' eastern U.S. markets with United's east-west and international markets, thereby creating the nation's most comprehensive airline network. However, the Company recognizes that it may encounter difficulties in achieving these significant benefits. As part of the agreement with US Airways, UAL generally has agreed to pay US Airways a $50 million termination fee in the event the merger does not take place.

    In addition, UAL and US Airways entered into a binding memorandum of understanding with Robert Johnson, a member of the US Airways Group Board of Directors, under which Mr. Johnson would buy certain of US Airways' assets and create a new airline, to be called DC Air, which would compete on numerous routes currently served by US Airways in the Washington D.C. area.

    In a transaction designed to enhance the competitive benefits of the proposed merger with US Airways and address regulatory concerns, UAL and AMR Corporation ("AMR") on

January 9, 2001 announced the approval of a binding memorandum of understanding, under which AMR's American Airlines subsidiary ("American") will provide competitive service on key hub-to-hub routes where United and US Airways currently are the only competitors with non-stop flights. As part of the agreement, American will also enter into a 20-year joint venture with United to jointly provide service on routes currently served by the US Airways Shuttle between New York's LaGuardia Airport, Washington, D.C.'s Reagan National Airport and Boston's Logan Airport. In addition, United will transfer a number of gates, slots and up to 86 aircraft acquired in its merger with US Airways to American deemed to be surplus to the combined United and US Airways entity.

    AMR will pay UAL approximately $1.2 billion in cash for this transaction. In addition, American will assume certain lease obligations and buy certain spare engines and other parts associated with the aircraft being transferred. The transaction will provide financial benefits to UAL by reducing the debt requirements related to the acquisition of US Airways.

    On March 2, 2001, UAL announced that it had reached agreement with Atlantic Coast Airlines Holdings, Inc. ("ACAI"), for US Airways to sell its three wholly owned regional airlines to ACAI for an initial purchase price of $200 million. UAL and ACAI will seek to agree upon the ultimate purchase price over an 18-month period. If an ultimate purchase price is not agreed as to a carrier, then the transaction as to that carrier is subject to being unwound. If ACAI is not the ultimate purchaser of at least one of the carriers, they will receive a fee of up to $10 million. The transaction, which is contingent upon and will occur at the same time as closing of the proposed acquisition of US Airways, is subject to regulatory approvals and to certain termination rights by UAL. In addition, at closing, the three carriers (Allegheny Airlines, Piedmont Airlines and PSA Airlines) are expected to execute agreements to provide feeder service to the combined United and US Airways network.

RESULTS OF OPERATIONS

    During 2000, the Company experienced significant operational disruptions, as a result of labor-related delays and cancellations, as well as weather and air traffic control limitations, which adversely affected both revenue and expense performance. The Company attempted to mitigate the impact of these operational difficulties by reducing capacity, particularly in the domestic markets, where most of the problems were concentrated. The Company estimates the revenue shortfall arising from these disruptions and associated schedule reductions and cancellations to be somewhere between $700 and $750 million for the year.

SUMMARY OF RESULTS --

    UAL's earnings from operations were $654 million in 2000, compared to operating earnings of $1.4 billion in 1999. UAL's net earnings in 2000 were $50 million ($0.04 per share, diluted), compared to net earnings of $1.2 billion in 1999 ($9.94 per share, diluted).

    The 2000 earnings include an extraordinary loss of $6 million, after tax, on early extinguishment of debt and the cumulative effect of a change in accounting principle of $209 million, net of tax. The 2000 earnings also include an impairment loss of $38 million, net of tax, ($0.33 per share, diluted) related to the Company's equity investment in Priceline.com, as well as a gain of $69 million, net of tax, ($0.60 per share, diluted) on the sale of its investment in GetThere.com (see Note 6 "Investments" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS).

    The 1999 earnings include an extraordinary loss of $3 million, after tax, on early extinguishment of debt and an after-tax gain of $468 million ($4.19 per share, diluted), on the sale of certain of the Company's investments, as further described in Note 6 "Investments" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

2000 COMPARED WITH 1999 --

    OPERATING REVENUES. Operating revenues increased $1.3 billion (7%) and United's revenue per available seat mile (unit revenue) increased 8% to 11.02 cents. Passenger revenues increased $1.1 billion (7%) primarily due to a 6% increase in yield to 13.25 cents. United's revenue passenger miles increased 1%, while available seat miles decreased 1%, resulting in a passenger load factor increase of 1.3 points to 72.3%. The decrease in available seat miles reflects the Company's response to the operational difficulties as well as the impact of Economy Plus. The following analysis by market is based on information reported to the DOT:

                                                  INCREASE (DECREASE)
                          -------------------------------------------------------------------
                           AVAILABLE SEAT    REVENUE PASSENGER MILES    REVENUE PER REVENUE
                          MILES (CAPACITY)          (TRAFFIC)          PASSENGER MILE (YIELD)
                          ----------------   -----------------------   ----------------------
North America...........         (4%)                  (3%)                      7%
Pacific.................         10%                   11%                       7%
Atlantic................          6%                    6%                       8%
Latin America...........        (10%)                  (1%)                      4%
  System................         (1%)                   1%                       6%

    Cargo revenues increased $25 million (3%) on increased freight ton miles of 3%, as freight yields remained constant and mail yields increased 1%. Other operating revenues increased $152 million (19%) primarily due to increased fuel sales to third parties and additional revenues from operating agreements with Galileo International, Inc. ("Galileo"), offset by the decrease in other revenues related to the change in accounting for Mileage Plus sale of miles to third parties (see Note 1i "Summary of Significant Accounting
Policies -- Mileage Plus Awards" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS).

    OPERATING EXPENSES. Operating expenses increased $2.1 billion (12%) and United's cost per available seat mile increased 13% from 9.41 to 10.63 cents. Salaries and related costs increased $1.1 billion (19%) due to a new salary program implemented for non-contract employees, the impact of the new ALPA contract, and the estimated costs of IAM contracts which became amendable in July 2000 and are currently under negotiation. ESOP compensation expense decreased $609 million (81%) as the Company discontinued recording ESOP compensation expense once the final ESOP shares were committed to be released in April 2000. Aircraft fuel increased $735 million (41%) due to a 40% increase in the cost of fuel to 81.0 cents per gallon. Commissions decreased $114 million (10%) due to a change in the commission structure implemented in the fourth quarter of 1999. Purchased services increased $136 million (9%) due to increases in computer reservations fees and credit card discount fees. Depreciation and amortization increased $138 million (16%) due to an increase in the number of owned aircraft and losses on disposition of aircraft and other equipment. Cost of sales increased $436 million (72%) primarily due to costs associated with fuel sales to third parties.

    OTHER INCOME AND EXPENSE. Other income (expense) amounted to $223 million in expense in 2000 compared to $551 million in income in 1999. Interest expense increased $40 million (11%) due to increased debt issuances in 2000. Interest income increased $33 million (49%) due to higher investment balances. In addition, 2000 included a $109 million gain on the sale of GetThere.com stock and a $61 million investment impairment related to warrants held in Priceline.com, while 1999 included a $669 million gain on the sale of Galileo stock and a $62 million gain on the sale of Equant N.V. ("Equant") stock.

1999 COMPARED WITH 1998 --

    OPERATING REVENUES. Operating revenues increased $466 million (3%) and United's revenue per available seat mile (unit revenue) increased 1% to 10.17 cents. Passenger revenues increased $264 million (2%) due to a 1% increase in United's revenue passenger miles and a 1% increase in yield to 12.48 cents. Available seat miles across the system were up 2% year over year; however, passenger load factor decreased 0.6 points to 71.0% as traffic only increased 1% system-wide. The following analysis by market is based on information reported to the DOT:

                                                  INCREASE (DECREASE)
                          -------------------------------------------------------------------
                           AVAILABLE SEAT    REVENUE PASSENGER MILES    REVENUE PER REVENUE
                          MILES (CAPACITY)          (TRAFFIC)          PASSENGER MILE (YIELD)
                          ----------------   -----------------------   ----------------------
North America...........          4%                    2%                       1%
Pacific.................        (12%)                 (11%)                      3%
Atlantic................         14%                   14%                      (7%)
Latin America...........         (7%)                  (3%)                     (3%)
  System................          2%                    1%                       1%

    Cargo revenues decreased $7 million (1%) despite increased freight ton miles of 5%, as a 4% decline in freight yield combined with a 3% decline in mail yield. Other operating revenues increased $209 million (19%) due to increases in frequent flyer program partner related revenues and fuel sales to third parties.

    OPERATING EXPENSES. Operating expenses increased $553 million (3%) and United's cost per available seat mile increased 2% from 9.24 to 9.41 cents. ESOP compensation expense decreased $73 million (9%), reflecting the decrease in the estimated average fair value of ESOP stock committed to be released to employees as a result of UAL's lower common stock price. Salaries and related costs increased $329 million (6%) as a result of increased staffing in customer-contact positions, as well as salary increases for most labor groups which took effect July 1, 1998. Commissions decreased $186 million (14%) due to a change in the commission structure implemented in the third quarter 1998 as well as a slight decrease in commissionable revenues. In addition, in October 1999, the Company reduced the base commissions for tickets purchased in the U.S. and Canada to 5%, subject to roundtrip caps of $50 domestic and $100 international. Purchased services increased $70 million (5%) due to increases in computer reservations fees and year 2000-related expenses. Depreciation and amortization increased $74 million (9%) due to an increase in the number of owned aircraft and losses on disposition of aircraft partially offset by changes in depreciable lives of certain aircraft. In addition, United wrote-down two non-operating B747-200 aircraft to net realizable value. Cost of sales increased $128 million (27%) primarily due to costs associated with fuel sales to third parties. Aircraft maintenance increased $65 million (10%) due to an increase in heavy maintenance visits.

    OTHER INCOME AND EXPENSE. Other income (expense) amounted to $551 million in income in 1999 compared to $222 million in expense in 1998. Interest capitalized, primarily on aircraft advance payments, decreased $30 million (29%). Interest income increased $9 million (15%) due to higher investment balances. In addition, 1999 included a $669 million gain on the sale of Galileo stock and a $62 million gain on the sale of Equant stock.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY --

    UAL's total of cash and cash equivalents and short-term investments was $2.3 billion at December 31, 2000, compared to $689 million at December 31, 1999. Operating activities during the year generated $2.5 billion.

    Property additions, including aircraft, aircraft spare parts, facilities and ground equipment, amounted to $2.5 billion, while property dispositions resulted in proceeds of $324 million. In 2000, United took delivery of four A319, twelve A320, one B747, three B767 and eight B777 aircraft. Twenty-six of these aircraft were purchased and two were acquired under capital leases. Five of the aircraft purchased during the year were later sold and then leased back under capital leases. In addition, United retired three DC10-10, four DC10-30F and seven B747 aircraft.

    During 2000, the Company made payments of $81 million for the repurchase of
1.3 million shares of common stock. Financing activities included the issuance of $2.4 billion in equipment trust certificates, as well as principal payments under debt and capital lease obligations of $441 million and $283 million, respectively. Included in the debt payments was the retirement of $116 million of long-term debt prior to maturity. Additionally, UAL issued, and subsequently retired, $200 million in long-term debt during the period to finance the acquisition of aircraft. UAL may also from time to time repurchase on the open market, in privately negotiated purchases or otherwise, its debt and equity securities.

    Included in cash and cash equivalents at December 31, 2000 were $39 million of securities held by third parties under securities lending agreements, as well as collateral in the amount of 102% of the value of the securities lent. United is obligated to reacquire the securities at the end of the contract.

    As of December 31, 2000, UAL had a working capital deficit of $2.0 billion as compared to $2.5 billion at December 31, 1999. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due.

    PRIOR YEARS. Operating activities in 1999 generated cash flows of $2.4 billion and the Company's sale of part of its investments in Galileo and Equant provided $828 million in cash. Cash was used primarily to fund net additions to property and equipment ($2.2 billion) and to repurchase common stock ($261 million). Financing activities also included principal payments under debt and capital lease obligations of $513 million and $248 million, respectively.

    Operating activities in 1998 generated cash flows of $3.2 billion. Cash was used primarily to fund net additions to property and equipment ($2.4 billion) and to repurchase common stock ($459 million). Financing activities also included repayments of long-term debt totaling $271 million and payments under capital leases of $322 million, as well as aircraft lease deposits of $154 million. Additionally, the Company issued $928 million in debt and used part of the proceeds to purchase $693 million in equipment certificates under Company operating leases.

CAPITAL COMMITMENTS --

    At December 31, 2000, commitments for the purchase of property and equipment, principally aircraft, approximated $4.7 billion, after deducting advance payments. Of this amount, an estimated $2.5 billion is due to be spent in 2001. For further details, see Note 18 "Commitments, Contingent Liabilities and Uncertainties" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CAPITAL RESOURCES --

    Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, external financing arrangements or other external sources. Additionally, during 2001, UAL anticipates requiring additional financing for its planned acquisition of US Airways.

    At December 31, 2000, UAL and United had an effective shelf registration statement on file with the Securities and Exchange Commission to offer up to $2.5 billion of securities, including secured and unsecured debt, equipment trust and pass through certificates or a combination thereof. United also has available approximately $1.7 billion in short-term revolving credit facilities, as well as a separate $227 million short-term borrowing facility, as described in Note 8 "Short-Term Borrowings" in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

    At December 31, 2000, United's senior unsecured debt was rated BB+ by Standard and Poor's ("S&P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series B preferred stock and redeemable preferred securities were rated B+ by S&P and Ba3 by Moody's. Immediately following UAL's announcement of the planned acquisition of US Airways, S&P placed UAL and United securities on CreditWatch with negative implications.

OTHER INFORMATION

LABOR AGREEMENTS --

    On April 12, 2000, the Company's contract with ALPA became amendable and in October 2000, the parties signed a new contract. The agreement, which will become amendable September 1, 2004, includes provisions for an immediate increase in wages of 21.5% to 28.7%, retroactive to April 12, as well as additional annual increases of 4.5% to 5.6% for the duration of the contract. Additionally, the contract allows United Express carriers to increase the number of small jets beyond the current 65-jet limit up to an additional 150 immediately as replacements for existing turboprops, with additional increases in small jets as United's fleet grows. United may also share in profits and losses of revenues with foreign carriers with whom United has antitrust immunity, provided United gets its proportionate share of the flying. In addition, the Company has reached agreement with ALPA to provide United pilots with protections that are realistically representative of their pre-merger expectations.

    On July 12, 2000, the Company's contracts with the IAM became amendable. The Company has been in negotiations with the IAM since January 2000 for new contracts. Since September 2000, the negotiations have been conducted with the assistance of the National Mediation Board. Under the terms of the Railway Labor Act, United's current agreements with the IAM will remain in effect while negotiations continue. The Company has agreed that wage increases under the new IAM contracts will be retroactive to July 12, 2000 and the estimated costs of those contracts have been included in the Company's results for 2000. The Company and the IAM had also initialed an agreement on December 12, 2000 that would have provided for job protection benefits to most mechanics, including relocation protection in the case of displacement due to the merger transaction. The IAM has recently notified the Company that they consider that agreement to be rescinded. Talks are ongoing and United hopes to reach agreement with the IAM on these issues.

    The Company's contract with the AFA, which becomes amendable in 2006, provides for a mid-term wage conference in the first quarter of 2001. However, in September 2000, United and the AFA began wage discussions unrelated to the contract that would have avoided the need for this wage conference. The parties also began addressing integration issues related to United's acquisition of US Airways at this time. The Company and the AFA have not reached agreement on these issues to date and the Company began wage conference negotiations per the contract in February 2001. The Company is continuing to seek to resolve all outstanding issues with the AFA, although arbitration may be required per the collective bargaining agreement, if an agreement cannot be reached on wages. It is the Company's desire through these discussions to avoid any AFA operational action that would significantly inconvenience its customers or disrupt schedules. However, should such action occur, the Company will take appropriate steps to minimize the impact to the Company and its customers.

E-COMMERCE --

    In October 2000, UAL announced the formation of United NewVentures, Inc., a wholly owned subsidiary which will create businesses to provide innovative solutions for its customers, strengthen United's airline business and create incremental value for UAL's stockholders. The subsidiary employs about 100 people, primarily from the Company's former e-commerce organization and consists of two divisions, United NetWorks and United NetVentures.

    United NetWorks focuses on expanding United-branded e-commerce and wireless activities, including the recently redesigned united.com web site, as well as assuming responsibility for marketing the sale of Mileage Plus miles to third parties. Gross air bookings on united.com in 2000 grew more than 101% over last year. Total passenger revenue from sales over the Internet reached $755 million for the year compared to $400 million for 1999, an 89% increase.

    United NetVentures will manage United's investments in other Internet ventures, including two new multi-airline travel-oriented web sites, Orbitz and Hotwire, and identify new business opportunities in e-commerce.

FOREIGN OPERATIONS --

    United generates revenues and incurs expenses in numerous foreign currencies. These expenses include aircraft leases, commissions, catering, personnel expense, advertising and distribution costs, customer service expenses and aircraft maintenance. Changes in foreign currency exchange rates impact operating income through changes in foreign currency-denominated operating revenues and expenses. Despite the adverse (favorable) effects a strengthening (weakening) foreign currency may have on U.S. originating traffic, a strengthening (weakening) of foreign currencies tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency.

    With a worldwide network and significant sales and marketing efforts in the U.S. as well as every major economic region in the world, United is able to mitigate its exposure to fluctuations in any single foreign currency. The Company's biggest net exposures are typically for Japanese yen, Hong Kong dollars, Australian dollars, British pounds and the euro. During 2000, yen-denominated operating revenue net of yen-denominated operating expense was approximately 21 billion yen (approximately $195 million), Hong Kong dollar-denominated operating revenue net of Hong Kong dollar-denominated operating expense was approximately 1,397 million Hong Kong dollars (approximately
$179 million), British pound-denominated operating revenue net of British pound-denominated operating expense was approximately 97 million British pounds (approximately $142 million), Australian dollar-denominated operating revenue net of Australian dollar-denominated operating expense was approximately
154 million Australian dollars (approximately $90 million), and euro-denominated operating revenue net of euro-denominated operating expense was approximately
34 million euro (approximately $33 million).

    To reduce the impact of exchange rate fluctuations on United's financial results, the Company hedged some of the risk of exchange rate volatility on its anticipated future foreign currency revenues by purchasing put options (consisting of Japanese yen, euro, Australian dollars and British pounds) and selling Hong Kong dollar forwards. To reduce hedging costs, the Company sells a correlation option in the first four currencies referred to above. United also attempts to reduce its exposure to transaction gains and losses by converting excess local currencies generated to U.S. dollars on a timely basis and by entering into currency forward or exchange contracts. The total notional amount of outstanding currency options and forward exchange contracts, and their respective fair market values as of December 31, 2000, are summarized in ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    United's foreign operations involve insignificant amounts of physical assets; however, the Company does have sizable intangible assets related to acquisitions of Atlantic and Latin America route authorities. Operating authorities in international markets are governed by bilateral aviation agreements between the United States and foreign countries. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact the value of United's international route authority. Significant changes in such policies could also have a material impact on UAL's operating revenues and results of operations. In addition, the Financial Accounting Standards Board ("FASB") has issued an Exposure Draft, "Business Combinations and Intangible
Assets -- Accounting for Goodwill," which could impact the

Company's accounting for these assets. For further details, see "New Accounting Pronouncements" below.

AIRPORT RENTS AND LANDING FEES --

    United is charged facility rental and landing fees at virtually every airport at which it operates. In recent years, many airports have increased or sought to increase rates charged to airlines as a means of compensating for increasing demands upon airport revenues. Airlines have challenged certain of these increases through litigation and in some cases have not been successful. The FAA and the DOT have instituted an administrative hearing process to judge whether rate increases are legal and valid. However, to the extent the limitations on such charges are relaxed or the ability of airlines to challenge such charges is restricted, the rates charged by airports may increase substantially. Management cannot predict either the likelihood or the magnitude of any such increase.

ENVIRONMENTAL AND LEGAL CONTINGENCIES --

    United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. United's alleged proportionate contributions at the sites are minimal; however, at sites where the EPA has commenced litigation, potential liability is joint and several. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.*

    UAL has certain other contingencies resulting from this and other litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.*

COMMON STOCK DIVIDENDS --

    During 2000, UAL instituted an annual dividend of $1.25 per share on UAL common stock. Accordingly, UAL paid $36 million ($0.3125 per share) in common dividends in each of the second, third and fourth quarters of 2000. In addition, on December 14, UAL's Board of Directors declared a dividend of $0.3125 per share payable on February 1, 2001 to stockholders of record January 16, 2001.

NEW ACCOUNTING PRONOUNCEMENTS --

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS

No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    The effective date of SFAS No. 133 was delayed one year, to fiscal years beginning after June 15, 2000. The Company plans to adopt SFAS No. 133, which was subsequently amended by SFAS No. 138, in the first quarter of 2001. United has reviewed its various contracts to determine which contracts meet the requirements of SFAS No. 133, as amended, and need to be reflected as derivatives under the standard and accounted for at fair value. Accordingly, the Company will recognize a charge for the cumulative effect of a change in accounting principle of $8 million, net of tax, in the first quarter 2001. In addition, the Company believes the adoption of SFAS 133 will increase volatility in earnings and other comprehensive income.

    On February 14, 2001, the FASB issued an Exposure Draft "Business Combinations and Intangible Assets -- Accounting for Goodwill." The Exposure Draft requires the use of a non-amortization approach to account for purchased goodwill and for separately recognized (non-goodwill) intangible assets that have an indefinite useful economic life. Under this approach, goodwill and certain intangibles would not be amortized, but would be written down and expensed against earnings only in periods in which the recorded value is more than the fair value. The Company has not yet quantified the impacts of adopting the new Exposure Draft, but it could result in significant changes to the classification and recording of intangibles and amortization expense currently on the books, as well as the accounting for the planned acquisition of US Airways.

OUTLOOK FOR 2001* --

    The softening of the U.S. economy has had an industry-wide effect on business travel; as a result, the Company has experienced a decrease in high-yield near-term bookings. In addition, passenger revenue performance is expected to be negatively impacted by the reduced capacity level put in place to improve operational reliability. Given these weaker-than-anticipated revenues, combined with higher labor costs and fuel prices, the Company expects first-quarter results to be substantially below the current First Call consensus of $2.82 loss per share.

    The Company had previously provided full-year guidance, including the possible effects of its planned acquisition of US Airways, based on business plans prepared before the onset of the revenue deterioration. With the weakening of the U.S. economic situation, the Company has taken steps to reduce planned 2001 spending by $200 million. However, based on expectations that revenue weakness will continue, the Company now expects performance to be below plan levels for the full year.

    The uncertainty surrounding key factors affecting the Company's financial performance, such as the breadth and length of the U.S. economic slowdown, the outcome of the planned United and US Airways merger and the outcome of labor negotiations and the cost of fuel, among other factors, precludes the Company from providing any specific estimates on results at this time.

    Information included in the above outlook section, as well as certain statements made throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations that are identified by an asterisk (*) is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this filing. Some factors that could significantly impact revenues, expenses, unit costs, and the results and benefits of the pending merger between United and US Airways include, without limitation, the airline pricing environment; industry capacity decisions; competitors' route decisions; obtaining regulatory approvals for the United and US Airways merger; successfully integrating the businesses of United and US Airways; costs related to the United and US Airways merger; achieving cost-cutting synergies resulting from the United and US Airways merger; labor integration issues; the success of the Company's cost-control efforts; the cost of crude oil and jet fuel; the ultimate outcome of existing litigation; the results of union contract negotiations and their impact on labor costs; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the growth of e-commerce and off-tariff distribution channels; the effective deployment of customer service tools and resources; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the economic environment of the airline industry and the economic environment in general.

    Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this filing. UAL disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    INTEREST RATE RISK -- United's exposure to market risk associated with changes in interest rates relates primarily to its debt obligations and short-term investments. United does not use derivative financial instruments in its investments portfolio. United's policy is to manage interest rate risk through a combination of fixed and floating rate debt and entering into swap agreements, depending upon market conditions. A portion of the borrowings are denominated in foreign currencies which exposes the Company to risks associated with changes in foreign exchange rates. To hedge against some of this risk, the Company has placed foreign currency deposits (primarily for Japanese yen, French francs, German marks and euros) to meet foreign currency lease obligations designated in the respective currencies. Since unrealized mark-to-market gains or losses on the foreign currency deposits are offset by the losses or gains on the foreign currency obligations, the Company reduces its overall exposure to foreign currency exchange rate volatility. The fair value of these deposits is determined based on the present value of future cash flows using an appropriate swap rate. The fair value of long-term debt is based on the quoted market prices for the same or similar issues or the present value of future cash flows using a U.S. Treasury rate that matches the remaining life of the instrument, adjusted by a credit spread.

                                              EXPECTED MATURITY DATES                                      2000             1999
                                ----------------------------------------------------                -------------------   --------
                                                                                                                 FAIR
(IN MILLIONS)                     2001       2002       2003       2004       2005     THEREAFTER    TOTAL      VALUE      TOTAL
-------------                   --------   --------   --------   --------   --------   ----------   --------   --------   --------
ASSETS
Cash equivalents
  Fixed rate.................    $1,674     $  --      $  --      $  --      $  --       $   --      $1,674     $1,674     $  231
    Avg. interest rate.......      6.68%       --         --         --         --           --        6.68%                 5.27%
  Variable rate..............    $    5     $  --      $  --      $  --      $  --       $   --      $    5     $    5     $   79
    Avg. interest rate.......      6.96%       --         --         --         --           --        6.96%                 6.23%
Short term investments
  Fixed rate.................    $  590     $  --      $  --      $  --      $  --       $   --      $  590     $  590     $  298
    Avg. interest rate.......      6.96%       --         --         --         --           --        6.96%                 5.96%
  Variable rate..............    $   75     $  --      $  --      $  --      $  --       $   --      $   75     $   75     $   81
    Avg. interest rate.......      6.77%       --         --         --         --           --        6.77%                 6.42%

Lease deposits
  Fixed rate -- yen
    deposits.................    $   --     $  --      $  --      $  --      $  --       $  348      $  348     $  394     $  378
    Avg. interest rate.......        --        --         --         --         --         3.06%       3.06%                 3.07%
  Fixed rate -- FF
    deposits.................    $   --     $  --      $  --      $  --      $  --       $   10      $   10     $    9     $   10
    Avg. interest rate.......        --        --         --         --         --         5.61%       5.61%                 5.61%
  Fixed rate -- DM
    deposits.................    $    2     $   2      $   2      $   2      $   2       $  304      $  314     $  354     $  167
    Avg. interest rate.......      4.57%     4.53%      4.57%      4.60%      4.63%        6.79%       6.72%                 6.49%
  Fixed rate -- EUR
    deposits.................    $   --     $  --      $  --      $  --      $  --       $   26      $   26     $   24     $   27
    Avg. interest rate.......        --        --         --         --         --         4.14%       4.14%                 4.14%
  Fixed rate -- USD
    deposits.................    $   --     $  --      $  --      $  --      $  --       $   12      $   12     $   13     $   11
    Avg. interest rate.......        --        --         --         --         --         6.49%       6.49%                 6.49%

LONG-TERM DEBT
U. S. Dollar denominated
  Fixed rate debt............    $   87     $  86      $ 218      $ 333      $ 246       $2,514      $3,484     $3,617     $1,433
    Avg. interest rate.......      7.62%     7.63%      8.43%      9.85%      7.73%        7.64%       7.90%                 8.26%
  Variable rate debt.........    $   83     $ 569      $ 523      $  17      $  17       $  174      $1,383     $1,383     $1,307
    Avg. interest rate.......      6.23%     5.91%      6.70%      6.34%      6.34%        6.43%       6.30%                 6.26%

                                 1999
                               --------
                                 FAIR
(IN MILLIONS)                   VALUE
-------------                  --------
ASSETS
Cash equivalents
  Fixed rate.................   $  231
    Avg. interest rate.......
  Variable rate..............   $   79
    Avg. interest rate.......
Short term investments
  Fixed rate.................   $  298
    Avg. interest rate.......
  Variable rate..............   $   81
    Avg. interest rate.......
Lease deposits
  Fixed rate -- yen
    deposits.................   $  423
    Avg. interest rate.......
  Fixed rate -- FF
    deposits.................   $    9
    Avg. interest rate.......
  Fixed rate -- DM
    deposits.................   $  177
    Avg. interest rate.......
  Fixed rate -- EUR
    deposits.................   $   23
    Avg. interest rate.......
  Fixed rate -- USD
    deposits.................   $   10
    Avg. interest rate.......
LONG-TERM DEBT
U. S. Dollar denominated
  Fixed rate debt............   $1,542
    Avg. interest rate.......
  Variable rate debt.........   $1,307
    Avg. interest rate.......

    FOREIGN CURRENCY RISK -- United has established a foreign currency hedging program using currency forwards and options (purchasing put options and selling correlation options) to hedge exposure to the Japanese yen, Hong Kong dollar, British pound, Australian dollar and the euro. The goal of the hedging program is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. United does not use currency forwards or currency options for trading purposes.

                                                            DECEMBER 31, 2000
                                                -----------------------------------------
                                                NOTIONAL      AVERAGE        ESTIMATED
(IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)     AMOUNT    CONTRACT RATE     FAIR VALUE
--------------------------------------------    --------   -------------   --------------
                                                                           (PAY)/RECEIVE*
Forward exchange contracts
  Japanese Yen -- Purchased forwards..........    $141        112.33            $ (3)
              -- Sold forwards................    $ 66        114.71            $ --
Hong Kong Dollar -- Sold forwards.............    $ 23          7.79            $ --
French Franc -- Purchased forwards............    $ 50          5.05            $ (6)
Euro -- Purchased forwards....................    $140          1.30            $(14)

    As of December 31, 1999, United had $144 million of Japanese yen purchased forwards outstanding with a fair value of $(1) million, $62 million yen sold forwards with a fair value of $0 and $402 million yen put options with a fair value of $7 million.

    PRICE RISK (AIRCRAFT FUEL) -- When market conditions indicate risk reduction is achievable, United enters into fuel option contracts to reduce its price risk exposure to jet fuel. The option contracts are designed to provide protection against sharp increases in the price of aircraft fuel. Based on current market conditions, United does not believe risk reduction is achievable and is no longer entering into new option contracts. As market conditions change, so may United's hedging program. In addition, to a limited extent, United trades short-term heating oil futures and option contracts, which are immaterial.

    At December 31, 1999, United had $1.1 billion in purchased call option contracts for crude oil with an estimated fair value of $120 million.

*ESTIMATED FAIR VALUES REPRESENT THE AMOUNT UNITED WOULD PAY/RECEIVE ON DECEMBER 31, 2000 TO TERMINATE THE CONTRACTS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors, UAL Corporation:

    We have audited the accompanying statements of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 2000 and 1999, and the related statements of consolidated operations, consolidated cash flows and consolidated stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 2000, the Company changed certain of its accounting principles for revenue recognition as a result of the adoption of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements."

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule referenced in Item 14(a)2 herein is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         /s/ Arthur Andersen LLP

                                         ARTHUR ANDERSEN LLP

Chicago, Illinois
February 22, 2001

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                     STATEMENTS OF CONSOLIDATED OPERATIONS
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Operating revenues:
  Passenger.................................................  $16,932    $15,784    $15,520
  Cargo.....................................................      931        906        913
  Other operating revenues..................................    1,489      1,337      1,128
                                                              -------    -------    -------
                                                               19,352     18,027     17,561
                                                              -------    -------    -------
Operating expenses:
  Salaries and related costs................................    6,730      5,670      5,341
  ESOP compensation expense.................................      147        756        829
  Aircraft fuel.............................................    2,511      1,776      1,788
  Commissions...............................................    1,025      1,139      1,325
  Purchased services........................................    1,711      1,575      1,505
  Aircraft rent.............................................      919        876        893
  Landing fees and other rent...............................      959        949        881
  Depreciation and amortization.............................    1,058        867        793
  Cost of sales.............................................    1,038        602        474
  Aircraft maintenance......................................      698        689        624
  Other operating expenses..................................    1,902      1,737      1,630
                                                              -------    -------    -------
                                                               18,698     16,636     16,083
                                                              -------    -------    -------
Earnings from operations....................................      654      1,391      1,478
                                                              -------    -------    -------
Other income (expense):
  Interest expense..........................................     (402)      (362)      (355)
  Interest capitalized......................................       77         75        105
  Interest income...........................................      101         68         59
  Equity in earnings (losses) of affiliates.................      (12)        37         72
  Gain on sale of investments...............................      109        731         --
  Investment impairment.....................................      (61)        --         --
  Miscellaneous, net........................................      (35)         2       (103)
                                                              -------    -------    -------
                                                                 (223)       551       (222)
                                                              -------    -------    -------
Earnings before income taxes, distributions on preferred
  securities, extraordinary item and cumulative effect......      431      1,942      1,256
Provision for income taxes..................................      160        699        429
                                                              -------    -------    -------
Earnings before distributions on preferred securities,
  extraordinary item and cumulative effect..................      271      1,243        827
Distributions on preferred securities, net of tax...........       (6)        (5)        (6)
                                                              -------    -------    -------
Earnings before extraordinary item and cumulative effect....      265      1,238        821
Extraordinary loss on early extinguishment of debt, net of
  tax.......................................................       (6)        (3)        --
Cumulative effect of accounting change, net of tax..........     (209)        --         --
                                                              -------    -------    -------
Net earnings................................................  $    50    $ 1,235    $   821
                                                              =======    =======    =======
Per share, basic:
  Earnings before extraordinary item and cumulative
    effect..................................................  $  4.29    $ 21.26    $ 12.71
  Extraordinary loss on early extinguishment of debt, net of
    tax.....................................................    (0.13)     (0.06)        --
  Cumulative effect of accounting change, net of tax........    (4.08)        --         --
                                                              -------    -------    -------
  Net earnings..............................................  $  0.08    $ 21.20    $ 12.71
                                                              =======    =======    =======
Per share, diluted:
  Earnings before extraordinary item and cumulative
    effect..................................................  $  1.89    $  9.97    $  6.83
  Extraordinary loss on early extinguishment of debt, net of
    tax.....................................................    (0.06)     (0.03)        --
  Cumulative effect of accounting change, net of tax........    (1.79)        --         --
                                                              -------    -------    -------
  Net earnings..............................................  $  0.04    $  9.94    $  6.83
                                                              =======    =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                                 (IN MILLIONS)

                                                                  DECEMBER 31
                                                              -------------------
ASSETS                                                          2000       1999
------                                                        --------   --------
Current assets:
  Cash and cash equivalents.................................  $ 1,679    $   310
  Short-term investments....................................      665        379
  Receivables, less allowance for doubtful accounts (2000 --
    $14; 1999 -- $13).......................................    1,216      1,284
  Aircraft fuel, spare parts and supplies, less obsolescence
    allowance(2000 -- $55; 1999 -- $45).....................      424        340
  Income tax receivables....................................      110         32
  Deferred income taxes.....................................      225        222
  Prepaid expenses and other................................      460        368
                                                              -------    -------
                                                                4,779      2,935
                                                              -------    -------

Operating property and equipment:
  Owned --
    Flight equipment........................................   14,888     13,518
    Advances on flight equipment............................      810        809
    Other property and equipment............................    3,714      3,368
                                                              -------    -------
                                                               19,412     17,695

    Less -- Accumulated depreciation and amortization.......    5,583      5,207
                                                              -------    -------
                                                               13,829     12,488
                                                              -------    -------

  Capital leases --
    Flight equipment........................................    3,055      2,929
    Other property and equipment............................       99         93
                                                              -------    -------
                                                                3,154      3,022

    Less -- Accumulated amortization........................      640        645
                                                              -------    -------
                                                                2,514      2,377
                                                              -------    -------
                                                               16,343     14,865
                                                              -------    -------

Other assets:
  Investments...............................................      435        750
  Intangibles, less accumulated amortization (2000 -- $306;
    1999 -- $279)...........................................      671        568
  Aircraft lease deposits...................................      710        594
  Prepaid rent..............................................      567        585
  Other.....................................................      850        666
                                                              -------    -------
                                                                3,233      3,163
                                                              -------    -------
                                                              $24,355    $20,963
                                                              =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31
                                                              -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                            2000       1999
------------------------------------                          --------   --------
Current liabilities:
  Notes payable.............................................  $    --    $    61
  Long-term debt maturing within one year...................      170         92
  Current obligations under capital leases..................      269        190
  Advance ticket sales......................................    1,454      1,412
  Accounts payable..........................................    1,188        967
  Accrued salaries, wages and benefits......................    1,508      1,002
  Accrued aircraft rent.....................................      840        783
  Other accrued liabilities.................................    1,352        904
                                                              -------    -------
                                                                6,781      5,411
                                                              -------    -------
Long-term debt..............................................    4,688      2,650
                                                              -------    -------
Long-term obligations under capital leases..................    2,261      2,337
                                                              -------    -------
Other liabilities and deferred credits:
  Deferred pension liability................................      136         70
  Postretirement benefit liability..........................    1,557      1,489
  Deferred gains............................................      912        986
  Accrued aircraft rent.....................................      408        390
  Deferred income taxes.....................................    1,241      1,147
  Other.....................................................      511        339
                                                              -------    -------
                                                                4,765      4,421
                                                              -------    -------
Commitments and contingent liabilities (Note 18)
Company-obligated mandatorily redeemable preferred
  securities of a subsidiary trust..........................       99        100
                                                              -------    -------
Preferred stock committed to Supplemental ESOP..............      571        893
                                                              -------    -------
Stockholders' equity:
  Serial preferred stock (Note 12)..........................       --         --
  ESOP preferred stock (Note 13)............................       --         --
  Common stock at par, $0.01 par value; authorized
    200,000,000 shares;issued 68,834,167 shares at December
    31, 2000 and 65,771,802 shares at December 31, 1999.....        1          1
  Additional capital invested...............................    4,530      4,099
  Retained earnings.........................................    1,998      2,138
  Unearned ESOP preferred stock.............................       --        (28)
  Stock held in treasury, at cost --
    Preferred, 10,213,519 depositary shares at December 31,
      2000 and 1999 (Note 12)...............................     (305)      (305)
    Common, 16,295,475 shares at December 31, 2000 and
      14,995,219 shares at December 31, 1999................   (1,179)    (1,097)
  Accumulated other comprehensive income....................      152        352
  Other.....................................................       (7)        (9)
                                                              -------    -------
                                                                5,190      5,151
                                                              -------    -------
                                                              $24,355    $20,963
                                                              =======    =======

          See accompanying Notes to Consolidated Financial Statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                                YEAR ENDED DECEMBER 31
                                                            ------------------------------
                                                              2000       1999       1998
                                                            --------   --------   --------
Cash and cash equivalents at beginning of year............  $   310     $  390     $  295
                                                            -------     ------     ------
Cash flows from operating activities:
  Net earnings............................................       50      1,235        821
  Adjustments to reconcile to net cash provided by
    operating activities --
    ESOP compensation expense.............................      147        756        829
    Cumulative effect of accounting change, net of tax....      209         --         --
    Extraordinary loss on debt extinguishment, net of
      tax.................................................        6          3         --
    Gain on sale of investments...........................     (109)      (731)        --
    Investment impairment.................................       61         --         --
    Pension funding less than (greater than) expense......      (21)        94        101
    Deferred postretirement benefit expense...............      153         65        149
    Depreciation and amortization.........................    1,058        867        793
    Provision for deferred income taxes...................      317        590        307
    Undistributed (earnings) losses of affiliates.........       13        (20)       (62)
    Decrease (increase) in receivables....................       68       (146)       (97)
    Decrease (increase) in other current assets...........     (208)         2        105
    Increase (decrease) in advance ticket sales...........       42        (17)       162
    Increase (decrease) in accrued income taxes...........      (77)       (76)        38
    Increase (decrease) in accounts payable and accrued
      liabilities.........................................      761        (86)        69
    Amortization of deferred gains........................      (66)       (66)       (64)
    Other, net............................................       68        (49)        43
                                                            -------     ------     ------
                                                              2,472      2,421      3,194
                                                            -------     ------     ------
Cash flows from investing activities:
    Additions to property and equipment...................   (2,538)    (2,389)    (2,832)
    Proceeds on disposition of property and equipment.....      324        154        452
    Proceeds on sale of investments.......................      147        828         --
    Decrease (increase) in short-term investments.........     (286)        46        125
    Other, net............................................     (168)      (263)       (63)
                                                            -------     ------     ------
                                                             (2,521)    (1,624)    (2,318)
                                                            -------     ------     ------
Cash flows from financing activities:
    Reacquisition of preferred stock......................       --         --         (3)
    Repurchase of common stock............................      (81)      (261)      (459)
    Proceeds from issuance of long-term debt..............    2,515        286        928
    Repayment of long-term debt...........................     (441)      (513)      (271)
    Principal payments under capital leases...............     (283)      (248)      (322)
    Purchase of equipment certificates under Company
      leases..............................................     (208)       (47)      (693)
    Decrease in equipment certificates under Company
      leases..............................................      228         33         22
    Increase (decrease) in short-term borrowings..........      (61)      (123)       184
    Aircraft lease deposits...............................     (138)       (20)      (154)
    Cash dividends........................................     (118)       (10)       (10)
    Other, net............................................        5         26         (3)
                                                            -------     ------     ------
                                                              1,418       (877)      (781)
                                                            -------     ------     ------
Increase (decrease) in cash and cash equivalents during
  the year................................................    1,369        (80)        95
                                                            -------     ------     ------
Cash and cash equivalents at end of year..................  $ 1,679     $  310     $  390
                                                            =======     ======     ======

          See accompanying Notes to Consolidated Financial Statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                                UNEARNED               ACCUMULATED
                                                        ADDITIONAL                ESOP                    OTHER
                                 PREFERRED    COMMON     CAPITAL     RETAINED   PREFERRED   TREASURY      COMP.
                                   STOCK      STOCK      INVESTED    EARNINGS     STOCK      STOCK        INCOME       OTHER
                                 ---------   --------   ----------   --------   ---------   --------   ------------   --------
Balance at December 31, 1997...  $    --        $1        $2,876      $  309      $(177)    $  (663)       $ (2)        $(7)
                                 ---------      --        ------      ------      -----     -------        ----         ---
Year ended December 31, 1998:
  Net earnings.................       --        --            --         821         --          --          --          --
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net..........       --        --            --          --         --          --           1          --
    Minimum pension liability
      adj......................       --        --            --          --         --          --          (1)         --
                                                                      ------                               ----
  Total comprehensive income...       --        --            --         821         --          --          --          --
                                                                      ------                               ----
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................       --        --            --         (10)        --          --          --          --
Common stock repurchases.......       --        --            --          --         --        (459)         --          --
Issuance and amortization of
  ESOP preferred stock.........       --        --           823          --          6          --          --          --
ESOP dividend ($8.89 per
  share).......................       --        --            42         (92)        50          --          --          --
Preferred stock committed to
  Supplemental ESOP............       --        --          (177)         --         --          --          --          --
Other..........................       --        --           (47)         --         --         (18)         --           5
                                 ---------      --        ------      ------      -----     -------        ----         ---
Balance at December 31, 1998...       --         1         3,517       1,028       (121)     (1,140)         (2)         (2)
                                 ---------      --        ------      ------      -----     -------        ----         ---
Year ended December 31, 1999:
  Net earnings.................       --        --            --       1,235         --          --          --          --
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net..........       --        --            --          --         --          --         354          --
                                                                      ------                               ----
  Total comprehensive income...       --        --            --       1,235         --          --         354          --
                                                                      ------                               ----
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................       --        --            --         (10)        --          --          --          --
Common stock repurchases.......       --        --            --          --         --        (261)         --          --
Issuance and amortization of
  ESOP preferred stock.........       --        --           740          --         16          --          --          --
ESOP dividend ($8.89 per
  share).......................       --        --            38        (115)        77          --          --          --
Preferred stock committed to
  Supplemental ESOP............       --        --          (201)         --         --          --          --          --
Other..........................       --        --             5          --         --          (1)         --          (7)
                                 ---------      --        ------      ------      -----     -------        ----         ---
Balance at December 31, 1999...       --         1         4,099       2,138        (28)     (1,402)        352          (9)
                                 ---------      --        ------      ------      -----     -------        ----         ---
Year ended December 31, 2000:
  Net earnings.................       --        --            --          50         --          --          --          --
  Other comprehensive income,
    net:
    Unrealized losses on
      securities, net..........       --        --            --          --         --          --        (196)         --
    Minimum pension liability
      adj......................       --        --            --          --         --          --          (4)         --
                                                                      ------                               ----
  Total comprehensive income...       --        --            --          50         --          --        (200)         --
                                                                      ------                               ----
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................       --        --            --         (10)        --          --          --          --
Cash dividends on common stock
  ($1.25 per share)............       --        --            --        (144)        --          --          --          --
Common stock repurchases.......       --        --            --          --         --         (81)         --          --
Issuance and amortization of
  ESOP preferred stock.........       --        --           147          --         --          --          --          --
ESOP dividend ($8.89 per
  share).......................       --        --             8         (36)        28          --          --          --
Preferred stock committed to
  Supplemental ESOP............       --        --           322          --         --          --          --          --
Other..........................       --        --           (46)         --         --          (1)         --           2
                                 ---------      --        ------      ------      -----     -------        ----         ---
Balance at December 31, 2000...  $    --        $1        $4,530      $1,998      $  --     $(1,484)       $152         $(7)
                                 =========      ==        ======      ======      =====     =======        ====         ===


                                  TOTAL
                                 --------
Balance at December 31, 1997...   $2,337
                                  ------
Year ended December 31, 1998:
  Net earnings.................      821
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net..........        1
    Minimum pension liability
      adj......................       (1)
                                  ------
  Total comprehensive income...      821
                                  ------
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................      (10)
Common stock repurchases.......     (459)
Issuance and amortization of
  ESOP preferred stock.........      829
ESOP dividend ($8.89 per
  share).......................       --
Preferred stock committed to
  Supplemental ESOP............     (177)
Other..........................      (60)
                                  ------
Balance at December 31, 1998...    3,281
                                  ------
Year ended December 31, 1999:
  Net earnings.................    1,235
  Other comprehensive income,
    net:
    Unrealized gains on
      securities, net..........      354
                                  ------
  Total comprehensive income...    1,589
                                  ------
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................      (10)
Common stock repurchases.......     (261)
Issuance and amortization of
  ESOP preferred stock.........      756
ESOP dividend ($8.89 per
  share).......................       --
Preferred stock committed to
  Supplemental ESOP............     (201)
Other..........................       (3)
                                  ------
Balance at December 31, 1999...    5,151
                                  ------
Year ended December 31, 2000:
  Net earnings.................       50
  Other comprehensive income,
    net:
    Unrealized losses on
      securities, net..........     (196)
    Minimum pension liability
      adj......................       (4)
                                  ------
  Total comprehensive income...     (150)
                                  ------
Cash dividends on preferred
  stock($1.44 per Series B
  share).......................      (10)
Cash dividends on common stock
  ($1.25 per share)............     (144)
Common stock repurchases.......      (81)
Issuance and amortization of
  ESOP preferred stock.........      147
ESOP dividend ($8.89 per
  share).......................       --
Preferred stock committed to
  Supplemental ESOP............      322
Other..........................      (45)
                                  ------
Balance at December 31, 2000...   $5,190
                                  ======

          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) BASIS OF PRESENTATION -- UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its majority-owned affiliates (collectively "the Company"). All significant intercompany transactions are eliminated. Certain prior-year financial statement items have been reclassified to conform to the current year's presentation.

    (b) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) AIRLINE REVENUES -- Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

    (d) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS -- Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments.

    From time to time, United lends certain of its securities classified as cash and cash equivalents and short-term investments to third parties. United requires collateral in an amount exceeding the value of the securities and is obligated to reacquire the securities at the end of the contract. United accounts for these transactions as secured borrowings rather than sales and does not remove the securities from the balance sheet. At December 31, 2000, United was obligated to repurchase $39 million of securities lent to third parties.

    At December 31, 2000 and 1999, $598 million and $406 million, respectively, of investments in debt securities included in cash and cash equivalents and short-term investments were classified as available-for-sale, and $1.7 billion and $177 million, respectively, were classified as held-to-maturity. Investments in debt securities classified as available-for-sale are stated at fair value based on the quoted market prices for the securities, which does not differ significantly from their cost basis. Investments classified as held-to-maturity are stated at cost which approximates market due to their short-term maturities. The proceeds from sales of available-for-sale securities are included in interest income for each respective year.

    (e) DERIVATIVE FINANCIAL INSTRUMENTS --

    FOREIGN CURRENCY -- From time to time, United enters into Japanese yen forward exchange contracts to minimize gains and losses on the revaluation of short-term yen-denominated liabilities. The yen forwards typically have short-term maturities and are marked to fair value at the end of each accounting period. The unrealized mark-to-market gains and losses on the yen forwards generally offset the losses and gains recorded on the yen liabilities.

    United has also entered into forwards and swaps to reduce exposure to currency fluctuations on Japanese yen-, euro- and French franc-denominated capital lease obligations. The cash flows of the forwards and swaps mirror those of the capital leases. The premiums on the forwards and swaps, as measured at inception, are being amortized over their respective lives as components of interest expense. Any gains or losses realized upon early termination of these forwards and swaps are deferred and recognized in income over the remaining life of the underlying exposure.

    The Company hedges some of the risks of exchange rate volatility on its anticipated future Japanese yen, euro, Australian dollar and British pound revenues by purchasing put options with little or no intrinsic value and on Hong Kong dollar revenues by entering into forward contracts. The amount and duration of these options are synchronized with the expected revenues, and thus, the put options have been designated as a hedge. The premiums on purchased option contracts are amortized over the lives of the contracts. Unrealized gains on purchased put option contracts are deferred until contract expiration and then recognized as a component of passenger revenue. To reduce hedging costs, the Company sells a correlation option in the first four currencies referred to above. The unrealized mark-to-market gains and losses on the correlation options are included in "Miscellaneous, net," net of premiums received.

    INTEREST RATES -- United may from time to time, enter into swaps to reduce exposure to interest rate fluctuations in connection with certain debt, capital leases and operating leases. The cash flows of the swaps mirror those of the underlying exposures. The premiums on the swaps, as measured at inception, are amortized over their respective lives as components of interest expense. Any gains or losses realized upon the early termination of these swaps are deferred and recognized in income over the remaining life of the underlying exposure.

    AIRCRAFT FUEL -- Under favorable market conditions, United uses purchased call options to hedge a portion of its price risk related to aircraft fuel purchases. The purchased call options have been designated as a hedge. Gains or losses on hedge positions, net of premiums paid, are recognized upon contract expiration as a component of aircraft fuel inventory. In addition, to a limited extent, United trades short-term heating oil futures contracts. Unrealized losses on these contracts are recorded currently in income while unrealized gains are deferred until contract expiration. Both gains and losses are recorded as a component of aircraft fuel expense.

    (f) AIRCRAFT FUEL, SPARE PARTS AND SUPPLIES -- Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

    (g) OPERATING PROPERTY AND EQUIPMENT -- Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

    Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 4 to 30 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of 3 to 15 years.

    Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 30 years for aircraft and flight simulators and 25 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

    Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

    (h) INTANGIBLES -- Intangibles consist primarily of route acquisition costs and intangible pension assets (see Note 16, "Retirement and Postretirement Plans"). Route acquisition costs are amortized over 40 years. During 2001, the FASB issued an Exposure Draft "Business Combinations and Intangible
Assets -- Accounting for Goodwill" which could impact the Company's accounting for intangible assets. See OTHER INFORMATION, "New Accounting Pronouncements" in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    (i) MILEAGE PLUS AWARDS -- United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program when such award levels are reached. United, through its wholly owned subsidiary, Mileage Plus Holdings, Inc., sells mileage credits to participating partners in the Mileage Plus program.

    Effective January 1, 2000, the Company changed its method of accounting for the sale of mileage to participating partners in its Mileage Plus program, in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Under the new accounting method, a portion of revenue from the sale of mileage (previously recognized in other revenue) is deferred and recognized as passenger revenue when the transportation is provided. Accordingly, UAL has recorded a charge of $209 million, net of tax, for the cumulative effect of a change in accounting principle to reflect the application of the accounting method to prior years. This change resulted in a reduction to revenues of approximately $38 million for 2000 and would have reduced 1999 revenues by $45 million.

    The pro forma effect of the accounting change on net income and earnings per share as previously reported for 1999 and prior years is as follows:

                                                       1999       1998       1997       1996       1995
                                                     --------   --------   --------   --------   --------
Earnings before extraordinary items
  (in millions)......................  As reported    $1,238     $  821     $  958     $ 600      $ 378
                                       Pro forma      $1,209     $  774     $  931     $ 553      $ 348

Earnings per share before
  extraordinary items
  Basic..............................  As reported    $21.26     $12.71     $14.98     $8.76      $6.98
                                       Pro forma      $20.71     $11.87     $14.52     $7.92      $6.37
  Diluted............................  As reported    $ 9.97     $ 6.83     $ 9.04     $5.85      $5.23
                                       Pro forma      $ 9.71     $ 6.38     $ 8.76     $5.29      $4.81

Net earnings (in millions)...........  As reported    $1,235     $  821     $  949     $ 533      $ 349
                                       Pro forma      $1,206     $  774     $  922     $ 486      $ 319

Net earnings per share
  Basic..............................  As reported    $21.20     $12.71     $14.83     $7.57      $6.39
                                       Pro forma      $20.65     $11.87     $14.37     $6.73      $5.78
  Diluted............................  As reported    $ 9.94     $ 6.83     $ 8.95     $5.06      $4.82
                                       Pro forma      $ 9.68     $ 6.38     $ 8.67     $4.50      $4.40

    (j) DEFERRED GAINS -- Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

    (k) ADVERTISING -- Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expense was $269 million, $232 million and $213 million for the years ended December 31, 2000, 1999 and 1998, respectively.

(2) EMPLOYEE STOCK OWNERSHIP PLANS AND RECAPITALIZATION

    On July 12, 1994, the stockholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest was allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization.

    The ESOPs cover employees represented by ALPA, the IAM and U.S. management and salaried employees. The ESOPs include a "Leveraged ESOP," a "Non-Leveraged ESOP" and a "Supplemental ESOP." Both the Leveraged ESOP and the Non-Leveraged ESOP are tax-qualified plans while the Supplemental ESOP is not a tax-qualified plan. Shares are delivered to employees primarily through the Leveraged ESOP, then through the Non-Leveraged ESOP, and finally, through the Supplemental ESOP.

    The equity interests were delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock"), and the voting interests were delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively, "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock was delivered to an ESOP trust in seven separate sales under the Leveraged ESOP, the last of which occurred on January 5, 2000. Based on Internal Revenue Code Limitations, shares of the
Class 2 ESOP Preferred Stock are either contributed to the Non-Leveraged ESOP or allocated as "book entry" shares to the Supplemental ESOP annually through the year 2000. The classes of preferred stock are described more fully in Note 13, "ESOP Preferred Stock."

    The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." For the Leveraged ESOP, as shares of Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and records a corresponding charge to unearned ESOP preferred stock. ESOP compensation expense is recorded for the average fair value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the fair value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed, with the offsetting charge to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed. The Supplemental ESOP is being accounted for under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25").

    Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year-end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

    During 2000, 2,390,931 shares of Class 1 ESOP Preferred Stock, 434,465 shares of Class 2 ESOP Preferred Stock and 2,819,479 shares of Voting Preferred Stock were allocated to employee accounts, and another 248,572 shares of Class 2 ESOP Preferred Stock were allocated in the form of "book entry" shares, effective December 31, 1999. Another 198,629 shares of Class 2 ESOP Preferred Stock previously allocated in book entry form were issued and either contributed to the qualified plan or converted and sold on behalf of terminating employees. At December 31, 2000, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed; however, there were 669,820 shares of Class 1 ESOP Preferred Stock committed to be released. For the Class 2 ESOP Preferred Stock, 187,276 shares were committed to be contributed to employees at December 31, 2000. The fair value of the unearned ESOP shares recorded on the balance sheet at December 31, 1999 was $41 million.

    For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The estimated fair value of such shares at December 31, 2000 and 1999 was $304 million and $954 million, respectively.

(3) OTHER INCOME (EXPENSE) -- MISCELLANEOUS

    Included in Other income (expense) -- "Miscellaneous, net" was $(22) million, $4 million and $(84) million in foreign exchange gains (losses) in 2000, 1999 and 1998, respectively.

(4) OTHER COMPREHENSIVE INCOME

    The following table presents the tax effect of those items included in other comprehensive income:

                                                                    YEAR ENDED DECEMBER 31
                              ---------------------------------------------------------------------------------------------------
                                           2000                             1999                              1998
                              ------------------------------   ------------------------------   ---------------------------------
                                           TAX       NET OF                 TAX       NET OF                   TAX       NET OF
(IN MILLIONS)                 PRE-TAX     EFFECT      TAX      PRE-TAX     EFFECT      TAX       PRE-TAX     EFFECT        TAX
-------------                 --------   --------   --------   --------   --------   --------   ---------   ---------   ---------
Unrealized holding gains
  (losses) arising during
  period....................   $(297)      $101      $(196)      $547      $(193)      $354     $      1    $     --    $       1
Minimum pension liability...      (6)         2         (4)        --         --         --           (1)         --           (1)
                               -----       ----      -----       ----      -----       ----     ---------   ---------   ---------
Total other comprehensive
  income....................   $(303)      $103      $(200)      $547      $(193)      $354     $     --    $     --    $      --
                               =====       ====      =====       ====      =====       ====     =========   =========   =========

    Unrealized gains (losses) on securities primarily represent gains (losses) on the Company's investments in Galileo and Equant as discussed in Note 6 "Investments."

(5) PER SHARE AMOUNTS

    Basic earnings per share were computed by dividing net income before extraordinary item and cumulative effect by the weighted-average number of shares of common stock outstanding during the year. In addition, diluted earnings per share amounts include potential common shares, including common shares issuable upon conversion of ESOP shares committed to be released.

EARNINGS ATTRIBUTABLE TO COMMON STOCKHOLDERS (IN MILLIONS)     2000       1999       1998
----------------------------------------------------------   --------   --------   --------
Net income before extraordinary item and cumulative
  effect...................................................   $ 265      $1,238     $  821
Preferred stock dividends..................................     (46)       (125)      (102)
                                                              -----      ------     ------
Earnings attributable to common stockholders (Basic and
  Diluted).................................................   $ 219      $1,113     $  719
                                                              =====      ======     ======

SHARES (MILLIONS)
-----------------
Weighted average shares outstanding (Basic)................    51.3        52.3       56.5
Convertible ESOP preferred stock...........................    64.5        58.0       47.1
Other......................................................     0.7         1.3        1.6
                                                              -----      ------     ------
Weighted average number of shares (Diluted)................   116.5       111.6      105.2
                                                              =====      ======     ======

EARNINGS PER SHARE
------------------
Basic......................................................   $4.29      $21.26     $12.71
Diluted....................................................   $1.89      $ 9.97     $ 6.83

    At December 31, 2000, stock options to purchase 5,646,557 shares of common stock were outstanding, but were not included in the computation of diluted earnings per share, because the exercise price of these options was greater than the average market price of the common shares.

(6) INVESTMENTS

    During 2000, UAL invested approximately $24 million in Orbitz, an entity which is developing an Internet travel web site. UAL owns approximately 25% of Orbitz and accounts for this investment using the equity method of accounting.

    During 1998 and 1999, United invested approximately $51 million in GetThere.com (a leading provider of Internet-based travel planning products tailored to individual, corporate, travel supplier and travel agency customers) resulting in a 28% minority interest consisting of common stock, warrants and options. United accounted for its investment in GetThere.com using the equity method of accounting.

    On October 6, 2000, Sabre Holdings Corporation acquired all of the outstanding common stock of GetThere.com for $17.75 per share. Accordingly, after converting its options and warrants, United tendered all of its shares for net proceeds of $147 million, resulting in a gain of approximately $69 million, net of tax.

    During 2000, United recorded an impairment loss of $38 million, net of tax, related to its warrants held in Priceline.com.

    In June 1999, United sold 17,500,000 common shares of Galileo in a secondary offering for $766 million, resulting in a gain of approximately $428 million, net of tax. This sale reduced United's holdings in Galileo from 32 percent to approximately
15 percent, requiring United to discontinue the equity method of accounting for its investment in Galileo. United has classified its remaining 15,940,000 shares of Galileo common stock as available-for-sale. The market value of these shares at December 31, 2000 ($319 million) is reflected in Investments on the balance sheet and the market value in excess of United's investment is classified net-of-tax ($144 million) in Accumulated Other Comprehensive Income. The market value of United's investment in Galileo at December 31, 1999 was $477 million. Included in the Company's retained earnings is approximately $248 million of undistributed earnings of Galileo and its predecessor companies.

    United owns 1,391,791 depositary certificates in Equant, a provider of international data network services to multinational businesses and a single source for global desktop communications. Each depositary certificate represents a beneficial interest in an Equant common share and the investment is classified as available-for-sale. The market value in excess of United's investment is classified net-of-tax ($24 million) in Accumulated Other Comprehensive Income. In December 1999, United sold 709,000 shares of common stock in Equant in a secondary offering by Equant for $62 million. At December 31, 2000 and 1999, the estimated fair value of United's remaining investment in Equant was approximately $36 million and $156 million, respectively.

(7) INCOME TAXES

    In 2000, UAL incurred both a regular and an alternative minimum tax ("AMT") loss. The carryback of the regular tax loss to 1999 and 1998 and the carryback loss of the AMT loss to 1998 will produce both federal and state refunds and generate additional AMT credits. The primary differences between UAL's regular tax loss and AMT loss are the depreciation adjustments and preferences.

    The provision for income taxes is summarized as follows:

(IN MILLIONS)                                                   2000       1999       1998
-------------                                                 --------   --------   --------
Current --
  Federal...................................................   $(133)      $ 93       $113
  State.....................................................     (24)        16          9
                                                               -----       ----       ----
                                                                (157)       109        122
                                                               -----       ----       ----

Deferred --
  Federal...................................................     278        536        270
  State.....................................................      39         54         37
                                                               -----       ----       ----
                                                                 317        590        307
                                                               -----       ----       ----
                                                               $ 160       $699       $429
                                                               =====       ====       ====

    The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

(IN MILLIONS)                                                   2000       1999       1998
-------------                                                 --------   --------   --------
Income tax provision at statutory rate......................    $151       $680       $440
State income taxes, net of federal income tax benefit.......      10         46         30
ESOP dividends..............................................     (32)       (40)       (33)
Nondeductible employee meals................................      24         24         24
Tax credits.................................................      --         --         (7)
Other, net..................................................       7        (11)       (25)
                                                                ----       ----       ----
                                                                $160       $699       $429
                                                                ====       ====       ====

    Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2000 and 1999 are as follows:

                                             2000                          1999
                                  ---------------------------   ---------------------------
                                  DEFERRED TAX   DEFERRED TAX   DEFERRED TAX   DEFERRED TAX
(IN MILLIONS)                        ASSETS      LIABILITIES       ASSETS      LIABILITIES
-------------                     ------------   ------------   ------------   ------------
Employee benefits, including
  postretirement medical and
  ESOP..........................     $1,076         $  214         $  990         $  135
Depreciation, capitalized
  interest and transfers of tax
  benefits......................         --          3,009             --          2,489
Gains on sale and leasebacks....        307             --            335             --
Rent expense....................        461             --            435             --
AMT credit carryforwards........        371             --            210             --
Other...........................      1,012          1,020            758          1,029
                                     ------         ------         ------         ------
                                     $3,227         $4,243         $2,728         $3,653
                                     ======         ======         ======         ======

    At December 31, 2000, UAL and its subsidiaries had $371 million of federal AMT credits and $43 million of federal and state net operating losses which may be carried forward to reduce the tax liabilities of future years.

(8) SHORT-TERM BORROWINGS

    United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant that restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

    Additionally, United has available $900 million in short-term secured aircraft financing facilities. Interest on drawn amounts under the facilities is calculated at floating rates based on LIBOR plus a margin.

    At December 31, 1999, United had outstanding $61 million under a separate short-term borrowing facility, bearing an average interest rate of 5.72%. Receivables amounting to $233 million were pledged by United to secure repayment of such outstanding borrowings. The maximum available borrowing amount under this arrangement is $227 million. There were no borrowings outstanding under this arrangement at December 31, 2000.

(9) LONG-TERM DEBT

    A summary of long-term debt, including current maturities, as of December 31 is as follows (interest rates are as of December 31, 2000):

(IN MILLIONS)                                                   2000       1999
-------------                                                 --------   --------
Secured notes, 5.97% to 8.99%, averaging 7.33%, due through
  2014......................................................   $3,417     $1,229
Debentures, 9.00% to 11.21%, averaging 9.89%, due through
  2021......................................................      646        762
Promissory notes, 11.00%, due 2000..........................       --          1
Commercial paper, 6.71%, due through 2003...................      549        571
Special facility bonds, 5.63% to 6.25%, averaging 5.71%,
  due through 2034..........................................      255        190
                                                               ------     ------
                                                                4,867      2,753
                                                               ------     ------

Less: Unamortized discount on debt..........................       (9)       (11)
     Current maturities.....................................     (170)       (92)
                                                               ------     ------
                                                               $4,688     $2,650
                                                               ======     ======

    See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK" ("Market Risk Disclosures") for disclosures regarding the fair values of debt.

    In addition to scheduled principal payments, in 2000 and 1999 the Company repaid $116 million and $23 million, respectively, in principal amount of debentures prior to maturity. The debentures were scheduled to mature at various times through 2021. Extraordinary losses of $6 million and $3 million, respectively, net of tax benefits of $4 million and $2 million, respectively, was recorded reflecting amounts paid in excess of the debt carrying value.

    The Company, through a special-purpose financing entity that is consolidated, has issued commercial paper to refinance certain lease commitments. Although the issued commercial paper has short maturities, the Company expects to continually rollover this obligation throughout the 5-year life of its supporting liquidity facility or bank standby facility. As such, the commercial paper is classified as a long-term obligation in the Company's statement of financial position.

    In July 2000, the Company issued $921 billion in enhanced equipment trust certificates to refinance certain owned aircraft and aircraft under operating leases. Net proceeds after refinancing the operating leases was $622 million. In December 2000, the Company issued an additional $1.5 billion in enhanced equipment trust certificates to refinance certain owned aircraft.

    At December 31, 2000, United had recorded $255 million in special facilities revenue bonds to finance the acquisition and construction of certain facilities at Los Angeles, San Francisco and Miami. United guarantees the payment of these bonds under various payment and loan agreements. The bond proceeds are restricted to expenditures on the facilities and unspent amounts are classified as other assets in the balance sheet.

    In February 2001, United recorded an additional $200 million in special facility bonds to finance the acquisition and construction of certain facilities at Chicago.

    At December 31, 2000, United had outstanding a total of $1.4 billion of long-term debt bearing interest rates at 22.5 to 60.0 basis points over LIBOR.

    Maturities of long-term debt for each of the four years after 2001 are:
2002 --  $655 million; 2003 -- $741 million; 2004 -- $350 million; and
2005 -- $264 million. Various assets, principally aircraft, having an aggregate book value of $4.1 billion at December 31, 2000, were pledged as security under various loan agreements.

(10) LEASE OBLIGATIONS

    The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

    Future minimum lease payments as of December 31, 2000, under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                         OPERATING LEASES
                                                      -----------------------   CAPITAL
(IN MILLIONS)                                         AIRCRAFT   NON-AIRCRAFT    LEASES
-------------                                         --------   ------------   --------
Payable during --
  2001..............................................  $   941       $   612     $   472
  2002..............................................      922           574         415
  2003..............................................      972           541         316
  2004..............................................    1,008           514         325
  2005..............................................    1,022           504         293
  After 2005........................................    9,445         7,279       1,867
                                                      -------       -------     -------
Total minimum lease payments........................  $14,310       $10,024       3,688
                                                      =======       =======
Imputed interest (at rates of 5.3% to 12.2%)........                             (1,158)
                                                                                -------
Present value of minimum lease payments.............                              2,530
Current portion.....................................                               (269)
                                                                                -------
Long-term obligations under capital leases..........                            $ 2,261
                                                                                =======

    As of December 31, 2000, United leased 315 aircraft, 82 of which were under capital leases. These leases have terms of 10 to 26 years, and expiration dates range from 2001 through 2020.

    In connection with the financing of certain aircraft accounted for as capital leases, United had on deposit at December 31, 2000 an aggregate
40 billion yen ($348 million), 661 million German marks ($314 million), 67 million French francs ($10 million), 28 million euro ($26 million) and $12 million in certain banks and had pledged an irrevocable security interest in such deposits to certain of the aircraft lessors. These deposits will be used to pay off an equivalent amount of recorded capital lease obligations.

    Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.5 billion in 2000, $1.4 billion in 1999 and $1.4 billion in 1998. Included in 2000 rental expense was $21 million in contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates.

(11) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

    In December 1996, UAL Corporation Capital Trust I (the "Trust") issued
$75 million of its 13 1/4% Trust Originated Preferred Securities (the "Preferred Securities") in exchange for 2,999,304 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock (see Note 12 "Serial Preferred Stock"). Concurrent with the issuance of the Preferred Securities and the related purchase by UAL of the Trust's common securities, the Company issued to the Trust $77 million aggregate principal amount of its 13 1/4% Junior Subordinated Debentures (the "Debentures") due 2026. The Debentures are and will be the sole assets of the Trust. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on the Preferred Securities. Upon maturity or redemption of the Debentures, the Preferred Securities will be mandatorily redeemed. The Debentures are redeemable at UAL's option, in whole or in part, on or after July 12, 2004, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date. Upon the repayment of the Debentures, the proceeds thereof will be applied to redeem the Preferred Securities.

    There is a full and unconditional guarantee by UAL of the Trust's obligations under the securities issued by the Trust. However, the Company's obligations are subordinate and junior in right of payment to certain other of its indebtedness. UAL has the right to defer payments of interest on the Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, UAL may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

    The fair value of the Preferred Securities at December 31, 2000 and 1999 was $85 million and $83 million, respectively.

(12) SERIAL PREFERRED STOCK

    At December 31, 2000, UAL had outstanding 3,203,177 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, with a liquidation preference of $25 per depositary share ($25,000 per Series B preferred share) and a stated capital of $0.01 per Series B preferred share. Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption.

    The Series B preferred stock ranks senior to all other preferred and common stock, except the Preferred Securities, as to receipt of dividends and amounts distributed upon liquidation. The Series B preferred stock has voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series B preferred stockholders are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full. Pursuant to UAL's restated certificate of incorporation, UAL is authorized to issue a total of 50,000 shares of Series B preferred stock.

    During 1998, UAL repurchased 64,300 depositary shares, at an aggregate cost of $3 million, to be held in treasury.

    UAL is authorized to issue up to 15,986,584 additional shares of serial preferred stock.

(13) ESOP PREFERRED STOCK

    The following activity related to UAL's outstanding ESOP preferred stocks (see Note 2 for a description of the ESOPs):

                                            CLASS 1 ESOP   CLASS 2 ESOP   ESOP VOTING
                                            ------------   ------------   -----------
Balance December 31, 1997.................    8,652,618       806,260      7,266,406
                                             ----------     ---------     ----------
  Shares issued...........................    2,011,812       177,166      3,073,969
  Converted to common.....................     (213,061)     (116,104)      (331,620)
                                             ----------     ---------     ----------
Balance December 31, 1998.................   10,451,369       867,322     10,008,755
                                             ----------     ---------     ----------
  Shares issued...........................    1,955,756       227,689      3,073,969
  Converted to common.....................     (306,662)     (146,975)      (457,401)
                                             ----------     ---------     ----------
Balance December 31, 1999.................   12,100,463       948,036     12,625,323
                                             ----------     ---------     ----------
  Shares issued...........................      539,177       855,998      3,073,968
  Converted to common.....................     (420,958)     (283,428)      (710,056)
                                             ----------     ---------     ----------
Balance December 31, 2000.................   12,218,682     1,520,606     14,989,235
                                             ==========     =========     ==========

    An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock was issued to employees under the ESOPs. Each share of ESOP Preferred Stock is convertible into four shares of UAL common stock. Shares typically are converted to common as employees retire or otherwise leave the Company. The stock has a par value of $0.01 per share and is nonvoting. The Class 1 ESOP Preferred Stock has a liquidation value of $126.96 per share plus all accrued and unpaid dividends; the Class 2 does not have a liquidation value. The
Class 1 ESOP Preferred Stock provided a fixed annual dividend of $8.8872 per share, which ceased on March 31, 2000; the Class 2 does not pay a fixed dividend.

    Class P, M and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. Additional Voting Preferred Stock was issued as shares of the Class 1 and Class 2 ESOP Preferred Stock were allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock were issued through the year 2000. The Voting Preferred Stock outstanding at any time commands voting power for approximately 55% of the vote of all classes of capital stock in all matters requiring a stockholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into .0004 shares of UAL common stock.

    Class Pilot MEC, IAM, SAM and I junior preferred stock (collectively "Director Preferred Stocks") were established to effectuate the election of one or more members to UAL's Board of Directors. One share each of Class Pilot MEC and Class IAM junior preferred stock is authorized and issued. The Company is authorized to issue ten shares each of Class SAM and Class I junior preferred stock. There are three shares of Class SAM and four shares of Class I issued. Each of the Director Preferred Stocks has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and Class I will be redeemed automatically upon the transfer of the shares to any person not elected to the Board of Directors or upon the occurrence of the "Sunset."

(14) COMMON STOCKHOLDERS' EQUITY

    Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                                     2000         1999         1998
                                                  ----------   ----------   ----------
Shares outstanding at beginning of year.........  50,776,583   51,804,653   57,320,486
  Stock options exercised.......................     187,400      939,262      382,136
  Shares issued from treasury under compensation
    arrangements................................      32,458       89,745       11,944
  Shares acquired for treasury..................  (1,326,877)  (3,877,912)  (7,237,975)
  Forfeiture of restricted stock................      (5,800)      (5,800)      (7,600)
  Conversion of ESOP preferred stock............   2,817,829    1,814,731    1,316,786
  Other.........................................      57,099       11,904       18,876
                                                  ----------   ----------   ----------
Shares outstanding at end of year...............  52,538,692   50,776,583   51,804,653
                                                  ==========   ==========   ==========

    During 2000, 1999 and 1998, the Company repurchased 1,258,263, 3,754,802 and 7,061,109 shares of common stock, respectively, at a total purchase price of $81 million, $261 million and $459 million, respectively.

(15) STOCK OPTIONS AND AWARDS

    The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in four equal, annual installments beginning one year after the date of grant, and generally expire in ten years.

    As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and those options are exercisable for shares of old common stock, each of which is in turn converted into two shares of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

    The Company has also awarded shares of restricted stock to officers and key employees. These shares generally vest over a five-year period and are subject to certain transfer restrictions and forfeiture under certain circumstances prior to vesting. Unearned compensation, representing the fair market value of the stock at the measurement date for the award, is amortized to salaries and related costs over the vesting period. During 2000 and 1999, respectively, 23,000 and 75,000 shares of restricted stock were issued from treasury. No shares were issued in 1998. As of December 31, 2000, 98,000 shares were restricted and still nonvested. Additionally, 265,952 shares were reserved for future awards under the plan.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value based method of accounting for stock options. The Company has elected to continue using the intrinsic value method of accounting prescribed in APB 25, as permitted by SFAS No. 123. Had compensation cost for awards been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have instead been reported as the pro forma amounts indicated below:

                                                               2000       1999       1998
                                                             --------   --------   --------
Net income (millions).........................  As reported   $   50     $1,235     $  821
                                                Pro forma     $   33     $1,219     $  812

Basic net earnings per share..................  As reported   $ 0.08     $21.20     $12.71
                                                Pro forma     $(0.24)    $20.89     $12.55

Diluted net earnings per share................  As reported   $ 0.04     $ 9.94     $ 6.83
                                                Pro forma     $(0.10)    $ 9.79     $ 6.74

    The weighted-average grant date fair value of restricted shares issued was $51.83 for shares issued in 2000 and $69.51 for shares issued in 1999. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                               2000       1999       1998
                                                             --------   --------   --------
Risk-free interest rate....................................    6.4%       5.2%       5.6%
Dividend yield.............................................    2.4%       0.0%       0.0%
Volatility.................................................   35.0%      34.0%      33.0%
Expected life (years)......................................     4.0        4.0        4.0

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    Stock option activity for the past three years was as follows:

                                         2000                    1999                    1998
                                 ---------------------   ---------------------   ---------------------
                                             WTD AVG                 WTD AVG                 WTD AVG
                                  SHARES    EXER PRICE    SHARES    EXER PRICE    SHARES    EXER PRICE
OLD SHARE OPTIONS:               --------   ----------   --------   ----------   --------   ----------
Outstanding at beginning of
  year.........................   76,350     $116.74     118,475     $121.64     168,393     $121.65
  Exercised....................  (26,600)    $102.73     (42,125)    $130.53     (49,918)    $121.67
                                 -------                 -------                 -------
Outstanding at end of year.....   49,750     $124.23      76,350     $116.74     118,475     $121.64

Options exercisable at
  year-end.....................   49,750     $124.23      76,350     $116.74     118,475     $121.64

                                     2000                     1999                     1998
                            ----------------------   ----------------------   ----------------------
                                         WTD AVG                  WTD AVG                  WTD AVG
                             SHARES     EXER PRICE    SHARES     EXER PRICE    SHARES     EXER PRICE
NEW SHARE OPTIONS:          ---------   ----------   ---------   ----------   ---------   ----------
Outstanding at beginning
  of year.................  6,513,709     $53.27     5,411,836     $45.07     4,749,612     $36.27
  Granted.................  1,447,600     $53.24     2,081,600     $64.29     1,064,200     $81.40
  Exercised...............   (134,200)    $29.91      (855,012)    $25.67      (282,300)    $28.79
  Terminated..............   (261,912)    $67.50      (124,715)    $70.74      (119,676)    $57.12
                            ---------                ---------                ---------
Outstanding at end of
  year....................  7,565,197     $53.19     6,513,709     $53.27     5,411,836     $45.07

Options exercisable at
  year-end................  4,101,248     $44.00     3,240,210     $38.26     3,400,607     $29.97

Reserved for future grants
  at year-end.............    280,331                1,466,019                3,422,904

Wtd avg fair value of
  options granted during
  the year................                $17.80                   $22.31                   $27.95

    The following information related to stock options outstanding as of December 31, 2000:

                                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                       -------------------------------------------------------   ------------------------------------
                                           WEIGHTED-AVERAGE
      RANGE OF          OUTSTANDING AT        REMAINING       WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
   EXERCISE PRICES     DECEMBER 31, 2000   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 2000    EXERCISE PRICE
   ---------------     -----------------   ----------------   ----------------   -----------------   ----------------
Old Share Options:
  $117 to 153........         49,750       1.4 years              $124.23               49,750           $124.23

New Share Options:
  $20 to 29..........      1,836,040       3.6 years              $ 22.82            1,836,040           $ 22.82
  $36 to 58..........      2,527,847       7.5 years              $ 52.98            1,116,647           $ 52.67
  $60 to 69..........      1,819,525       8.1 years              $ 62.41              473,819           $ 62.82
  $70 to 88..........      1,381,785       7.3 years              $ 81.30              674,742           $ 81.04
                           ---------                                                 ---------
                           7,565,197                                                 4,101,248

(16) RETIREMENT AND POSTRETIREMENT PLANS

   The Company has various retirement plans, both defined benefit and defined contribution, which cover substantially all employees. The Company also provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents, as well as certain life insurance benefits to retirees. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

    The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in the statement of financial position for the defined benefit and other postretirement plans as of December 31:

                                                     PENSION BENEFITS       OTHER BENEFITS
                                                    -------------------   -------------------
(IN MILLIONS)                                         2000       1999       2000       1999
-------------                                       --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year...........   $7,381     $8,038     $1,465     $1,626
Service cost......................................      269        295         47         53
Interest cost.....................................      629        583        120        116
Plan participants' contributions..................        1          1          8          7
Amendments........................................      260          1          3         --
Actuarial (gain) loss.............................    1,162     (1,161)       164       (254)
Foreign currency exchange rate changes............      (15)        12         --         --
Benefits paid.....................................     (435)      (388)      (101)       (83)
                                                     ------     ------     ------     ------
Benefit obligation at end of year.................   $9,252     $7,381     $1,706     $1,465
                                                     ======     ======     ======     ======

                                                    PENSION BENEFITS       OTHER BENEFITS
                                                   -------------------   -------------------
                                                     2000       1999       2000       1999
CHANGE IN PLAN ASSETS                              --------   --------   --------   --------
Fair value of plan assets at beginning of year...   $8,701     $7,654    $   113    $   112
Actual return on plan assets.....................       21      1,255          8          6
Employer contributions...........................      230        175         88         71
Plan participants' contributions.................        1          1          8          7
Foreign currency exchange rate changes...........       (7)         4         --         --
Benefits paid....................................     (435)      (388)      (101)       (83)
                                                    ------     ------    -------    -------
Fair value of plan assets at end of year.........   $8,511     $8,701    $   116    $   113
                                                    ======     ======    =======    =======
Funded status....................................   $ (741)    $1,320    $(1,590)   $(1,352)
Unrecognized actuarial (gains) losses............       14     (1,870)       (54)      (229)
Unrecognized prior service costs.................      806        604          2         --
                                                    ------     ------    -------    -------
Net amount recognized............................   $   79     $   54    $(1,642)   $(1,581)
                                                    ======     ======    =======    =======
AMOUNTS RECOGNIZED IN THE STATEMENT OF
  FINANCIAL POSITION CONSIST OF:
Prepaid (accrued) benefit cost...................   $   79     $   54    $(1,642)   $(1,581)
Accrued benefit liability........................     (266)      (151)        --         --
Intangible asset.................................      255        148         --         --
Accumulated other comprehensive income...........       11          3         --         --
                                                    ------     ------    -------    -------
Net amount recognized............................   $   79     $   54    $(1,642)   $(1,581)
                                                    ======     ======    =======    =======
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate....................................     7.75%      8.25%      7.75%      8.25%
Expected return on plan assets...................     9.75%      9.75%      8.00%      8.00%
Rate of compensation increase....................     4.36%      4.10%        --         --

    The assumed health care cost trend rates for gross claims paid were 4.5% and 4.0% for 2000 and 1999, respectively.

    The net periodic benefit cost included the following components:

                                                     PENSION BENEFITS                  OTHER BENEFITS
                                              ------------------------------   ------------------------------
(IN MILLIONS)                                   2000       1999       1998       2000       1999       1998
-------------                                 --------   --------   --------   --------   --------   --------
Service cost................................    $269       $295       $276       $ 47       $ 53       $ 48
Interest cost...............................     629        583        533        120        116        109
Expected return on plan assets..............    (740)      (665)      (581)        (9)        (9)        (8)
Amortization of prior service cost including
  transition obligation/(asset).............      58         57         57         --         --         --
Recognized actuarial (gain)/loss............      (7)         1          9         (9)        (5)        (4)
                                                ----       ----       ----       ----       ----       ----
Net period benefit costs....................    $209       $271       $294       $149       $155       $145
                                                ====       ====       ====       ====       ====       ====

    Total pension expense for all retirement plans (including defined contribution plans) was $302 million in 2000, $285 million in 1999 and $304 million in 1998.

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $1.0 billion, $632 million and $61 million, respectively, as of December 31, 2000 and $500 million and $444 million and $47 million, respectively, as of December 31, 1999.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care trend rate would have the following effects:

(IN MILLIONS)                                               1% INCREASE   1% DECREASE
-------------                                               -----------   -----------
Effect on total service and interest cost.................     $ 25          $ (20)
Effect on postretirement benefit obligation...............     $211          $(177)

    Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of pension obligations and postretirement obligations including discount rates and rates of increase in compensation, resulting in increases or decreases in United's pension and postretirement liabilities and pension and postretirement costs.

(17) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    See Market Risk Disclosures for a discussion of the Company's foreign currency and fuel price risk management activities, and the fair value of all significant financial instruments.

CREDIT EXPOSURES OF DERIVATIVES

    The Company's theoretical risk in the derivative financial instruments described in Market Risk Disclosures is the cost of replacing the contracts at current market rates in the event of default by any of the counterparties. However, the Company does not anticipate such default as counterparties are selected based on credit ratings and the relative market positions with each counterparty are monitored.

FINANCIAL GUARANTEES

    Special facility revenue bonds have been issued by certain municipalities to build or improve airport and maintenance facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 2000, $1.2 billion principal amount of such bonds was outstanding. As of December 31, 2000, UAL and United had jointly guaranteed $35 million of such bonds and United had guaranteed $1.2 billion of such bonds, including accrued interest. The payments required to satisfy these obligations are included in the future minimum lease payments disclosed in Note 10, "Lease Obligations."

CONCENTRATIONS OF CREDIT RISK

    The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through geographically dispersed travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(18) COMMITMENTS, CONTINGENT LIABILITIES AND UNCERTAINTIES

    The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations. UAL records liabilities for legal and environmental claims against it in accordance with generally accepted accounting principles. These amounts are recorded based on the Company's assessments of the likelihood of their eventual settlements. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

    At December 31, 2000, commitments for the purchase of property and equipment, principally aircraft, approximated $4.7 billion, after deducting advance payments. An estimated $2.5 billion will be spent in 2001, $1.7 billion in 2002 and $0.5 in 2003. The major commitments are for the purchase of A319, A320, B767, and B777 aircraft, which are scheduled to be delivered through 2003. The above numbers include a recent conversion of 15 option aircraft to firm orders to be delivered in 2003.

    In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and state of Indiana.

    Approximately 80% of United's employees are represented by various labor organizations. The labor contracts with the IAM became amendable in July 2000. The Company is currently in the process of negotiating these contracts. The contracts with ALPA and the AFA become amendable in 2004 and 2006, respectively. See OTHER INFORMATION, "Labor Agreements" in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS for details.

(19) SEGMENT INFORMATION

    United has a global route network designed to transport passengers and cargo between destinations in North America, the Pacific, the Atlantic and Latin America. These regions constitute United's four reportable segments. The accounting policies for each of these segments are the same as those described in Note 1, "Summary of Significant Accounting Policies," except that segment financial information has been prepared using a management approach which is consistent with how the Company's management internally disaggregates financial information for the purpose of making internal operating decisions. UAL evaluates performance based on United's earnings before income taxes and gains on sales. Revenues are attributed to each reportable segment based on the allocation guidelines provided by the U.S. Department of Transportation, which classifies flights between the U.S. and foreign designations as part of each respective region. A reconciliation of the total amounts reported by reportable segments to the applicable amounts in the financial statements follows:

                                                      YEAR ENDED DECEMBER 31, 2000
                            --------------------------------------------------------------------------------
                                                                        REPORTABLE
                             NORTH                            LATIN      SEGMENT                CONSOLIDATED
(IN MILLIONS)               AMERICA    PACIFIC    ATLANTIC   AMERICA      TOTAL       OTHER        TOTAL
-------------               --------   --------   --------   --------   ----------   --------   ------------
Revenue...................  $13,094     $3,161     $2,260      $816      $19,331       $21        $19,352
Interest income...........       55         23         16         5           99         2            101
Interest expense..........      234         95         66        21          416       (14)           402
Equity in losses of
  affiliates..............       (5)        (2)        (1)       --           (8)       (4)           (12)
Depreciation and
  amortization............      630        176        141        43          990        68          1,058
Earnings before income
  taxes, investment
  impairment and gains on
  sales...................      205         60        102        10          377         6            383

                                                      YEAR ENDED DECEMBER 31, 1999
                            --------------------------------------------------------------------------------
                                                                        REPORTABLE
                             NORTH                            LATIN      SEGMENT                CONSOLIDATED
(IN MILLIONS)               AMERICA    PACIFIC    ATLANTIC   AMERICA      TOTAL       OTHER        TOTAL
-------------               --------   --------   --------   --------   ----------   --------   ------------
Revenue...................  $12,516     $2,691     $1,973      $787      $17,967       $60        $18,027
Interest income...........       40         14         10         4           68        --             68
Interest expense..........      217         79         55        21          372       (10)           362
Equity in earnings of
  affiliates..............       21          9          5         2           37        --             37
Depreciation and
  amortization............      550        145        115        42          852        15            867
Earnings before income
  taxes and gains on
  sales...................      889         81        164        20        1,154        57          1,211

                                                      YEAR ENDED DECEMBER 31, 1998
                            --------------------------------------------------------------------------------
                                                                        REPORTABLE
                             NORTH                            LATIN      SEGMENT                CONSOLIDATED
(IN MILLIONS)               AMERICA    PACIFIC    ATLANTIC   AMERICA      TOTAL       OTHER        TOTAL
-------------               --------   --------   --------   --------   ----------   --------   ------------
Revenue...................  $11,997     $2,843     $1,846      $832      $17,518       $43        $17,561
Interest income...........       33         14          8         3           58         1             59
Interest expense..........      207         84         49        22          362        (7)           355
Equity in earnings of
  affiliates..............       41         17         10         4           72        --             72
Depreciation and
  amortization............      520        145         95        45          805       (12)           793
Earnings (loss) before
  income taxes............    1,118       (105)       185        22        1,220        36          1,256

(IN MILLIONS)                                                   2000       1999       1998
-------------                                                 --------   --------   --------
Total earnings for reportable segments......................    $377      $1,154     $1,220
  Gains on sales............................................     109         731         --
  Investment impairment.....................................     (61)         --         --
  UAL subsidiary earnings...................................       6          57         36
                                                                ----      ------     ------
Total earnings before income taxes, distributions on
  preferred securities, extraordinary item and cumulative
  effect....................................................    $431      $1,942     $1,256
                                                                ====      ======     ======

    UAL's operations involve an insignificant level of dedicated revenue producing assets by reportable segment. The overwhelming majority of UAL's revenue producing assets can be deployed in any of the four reportable segments. UAL has significant intangible assets related to the acquisition of its Atlantic and Latin America route authorities.

(20) STATEMENT OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

    Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

(IN MILLIONS)                                                   2000       1999       1998
-------------                                                 --------   --------   --------
Cash paid during the year for:
  Interest (net of amounts capitalized).....................    $298       $260       $234
  Income taxes..............................................      23        296        160

Non-cash transactions:
  Capital lease obligations incurred........................     339        482        701
  Long-term debt incurred in connection with additions to
    equipment...............................................      32         --         --
  Increase (decrease) in pension intangible assets..........     107       (123)       (15)
  Net unrealized gain (loss) on investment in affiliates....    (196)       354         --

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          1ST        2ND        3RD        4TH
(IN MILLIONS, EXCEPT PER SHARE DATA)    QUARTER    QUARTER    QUARTER    QUARTER      YEAR
------------------------------------    --------   --------   --------   --------   --------
2000:
Operating revenues....................   $4,546     $5,109     $4,905     $4,792    $19,352
Earnings (loss) from operations.......      252        605        (41)      (162)       654
Earnings (loss) before extraordinary
  item and cumulative effect..........      110        336       (110)       (71)       265
Extraordinary loss on early
  extinguishment of debt, net.........       --         --         (6)        --         (6)
Cumulative effect of accounting
  change, net.........................     (209)        --         --         --       (209)
Net earnings (loss)...................   $  (99)    $  336     $ (116)    $  (71)   $    50
Per share amounts, basic:
  Earnings before extraordinary item
    and cumulative effect.............   $ 1.42     $ 6.61     $(2.17)    $(1.40)   $  4.29
  Extraordinary loss on early
    extinguishment of debt, net.......       --         --      (0.13)        --      (0.13)
  Cumulative effect of accounting
    change, net.......................    (4.14)        --         --         --      (4.08)
  Net earnings........................   $(2.72)    $ 6.61     $(2.30)    $(1.40)   $  0.08
Net earnings per share, diluted.......   $(1.18)    $ 2.86     $(2.30)    $(1.40)   $  0.04

1999:
Operating revenues....................   $4,160     $4,541     $4,845     $4,481    $18,027
Earnings from operations..............      146        433        619        193      1,391
Earnings before extraordinary item....       78        672        359        129      1,238
Extraordinary loss on early
  extinguishment of debt, net.........       --         (3)        --         --         (3)
Net earnings..........................   $   78     $  669     $  359     $  129    $ 1,235
Per share amounts, basic:
  Earnings before extraordinary
    item..............................   $ 0.91     $12.26     $ 6.18     $ 1.85    $ 21.26
  Extraordinary loss on early
    extinguishment of debt, net.......       --      (0.05)        --         --      (0.06)
  Net earnings........................   $ 0.91     $12.21     $ 6.18     $ 1.85    $ 21.20
Net earnings per share, diluted.......   $ 0.44     $ 5.78     $ 2.89     $ 0.84    $  9.94

    The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.

    During the third quarter of 2000, UAL recorded an investment impairment of $61 million related to its warrants in Priceline.com. Additionally, in the fourth quarter 2000, UAL recognized a pre-tax gain of $109 million on the sale of its investment in GetThere.com. (See Note 6 "Investments".)

    During the second quarter of 1999, UAL recognized a pre-tax gain of $669 million on the sale of a portion of its investment in Galileo. Additionally, in the fourth quarter 1999, UAL recognized a pre-tax gain of $62 million on the sale of a portion of its investment in Equant. (See Note 6 "Investments".)

                                 UAL CORPORATION


                      THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF UAL CORPORATION

P
     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints James E. Goodwin, James J. O'Connor and Paul E.
R Tierney, Jr. and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed
O in this proxy and, in their discretion, on such other matters as may properly come before the Annual Meeting of Stockholders to be held at the Four Seasons Resort - Palm Beach, 2800 S. Ocean Boulevard, Palm Beach, FL
X 33480 on May 17, 2001 at 10:00 a.m. and any adjournments or postponements thereof, unless otherwise specified herein.

Y This card, the telephonic or internet voting procedures, when properly completed, also constitutes voting instructions to the respective Trustees of the Employees' Stock Purchase Plan, 401(k) Plans and International Employee Stock Ownership Plans of UAL Corporation or United Air Lines, Inc. to vote, in person or by proxy, all shares of Common Stock of UAL Corporation allocated to the accounts of the undersigned held by the Trustees.

     You are encouraged to specify your choices by marking the appropriate oval SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY OVALS IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY PHONE, INTERNET OR SIGN AND RETURN THIS
     CARD.                                                    -----------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                              -----------------



5621 -- UAL CORPORATION



--------------------------------------------------------------------------------
                          ^   FOLD AND DETACH HERE  ^

                     YOU CAN VOTE BY TELEPHONE OR INTERNET!
                    AVAILABLE 24 HOURS A DAY - 7 DAYS A WEEK

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you vote.

               TO VOTE BY PHONE (WITHIN THE U.S. AND CANADA ONLY)
- Call toll free 1-888-457-2964 from a touch tone telephone. There is NO CHARGE for this call.
- Enter the six-digit Control Number located below your name and address. OPTION 1: If you choose to vote as the Board of Directors recommends on
               ALL proposals, press 1. When asked, please confirm your vote by pressing 1 again.
     OPTION 2: If you choose to vote on EACH proposal SEPARATELY, press 0 and follow the recorded instructions. Your vote selections will be repeated and you will have an opportunity to confirm them.

                             TO VOTE ON THE INTERNET
-    Go to the following website: WWW.COMPUTERSHARE.COM/US/PROXY
- Enter the information requested on your computer screen, including your six-digit Control Number located below your name and address, then follow the voting instructions on the screen.

           IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK
         THIS PROXY CARD. PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET
                       MUST BE RECEIVED BY 12:00 MIDNIGHT,
                     CENTRAL DAYLIGHT TIME, ON MAY 15, 2001.
                              THANK YOU FOR VOTING!

                                 UAL CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                            ]
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4. IF THIS CARD CONSTITUTES VOTING INSTRUCTIONS TO A PLAN TRUSTEE, THE TRUSTEE WILL VOTE AS DESCRIBED IN THE PLAN DOCUMENTS AND ANY ACCOMPANYING MATERIALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST
PROPOSALS 3 AND 4.
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
                                                                                                             FOR   AGAINST   ABSTAIN
1. ELECTION OF FIVE PUBLIC DIRECTOR NOMINEES:  FOR  WITHHOLD  FOR ALL  2. RATIFICATION OF THE APPOINTMENT
   01-Rono J. Dutta, 02-W. James Farrell,      ALL    ALL     EXCEPT      OF ARTHUR ANDERSEN LLP AS
   03-James E. Goodwin, 04-James J. O'Connor,                             INDEPENDENT ACCOUNTANTS.
   05-Paul E. Tierney, Jr.

                                                                                                             FOR   AGAINST   ABSTAIN
     FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING                      3. PROPOSAL CONCERNING
     NOMINEE(S):_________________________________                         COMPENSATION OF DIRECTORS.


                                                                                                             FOR   AGAINST   ABSTAIN
                                                                       4.  PROPOSAL CONCERNING CERTAIN
                                                                           BUSINESS COMBINATIONS.




CONTROL NUMBER
                                                                                               DATED:                        , 2001
                                                                                                     ------------------------


                                                                          SIGNATURE(S)
                                                                                       ---------------------------------------------
                                                                                       Please sign exactly as your name appears
                                                                                       on this proxy. For joint accounts, each
                                                                                       owner should sign. When signing as
                                                                                       attorney, executor, administrator, trustee
                                                                                       or guardian, please give your full title.
                                                                                       You revoke all proxies heretofore given to
                                                                                       vote at the Annual Meeting or any
                                                                                       adjournments or postponements.




         TO VOTE BY PHONE OR INTERNET SEE REVERSE SIDE FOR INSTRUCTIONS


--------------------------------------------------------------------------------
                        ^   FOLD AND DETACH HERE   ^


                        ADMISSION TICKET         MEETING OF STOCKHOLDERS
                                                 OF UAL CORPORATION
                                                 MAY 17, 2001
                                                 10:00 A.M.
                        [UNITED AIRLINES         THE FLAGLER BALLROOM, CONFERENCE LEVEL 2
                             LOGO]               FOUR SEASONS RESORT - PALM BEACH
                                                 2800 S. OCEAN BOULEVARD
                                                 PALM BEACH, FL  33480





                                        _______________________________________
5621--UAL CORPORATION                   You must present this ticket to the UAL
                                        representative at the entrance to the
                                        Flagler Ballroom to be admitted to the
                                        Annual Meeting.
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